EXHIBIT 99.2
TERMS USED IN THIS OFFERING MEMORANDUM
     Unless otherwise noted or indicated by the context, in this offering memorandum:

•	the term “Bon-Ton” refers to The Bon-Ton Stores, Inc. and its subsidiaries, including The Bon-Ton Department Stores, Inc. and the other guarantors, except where the context indicates that the reference is only to The Bon-Ton Stores, Inc.;

•	the term “NDSG” refers to the Northern Department Store Group of Saks Incorporated, which consists of Herberger’s Department Stores, LLC and Parisian, Inc. and its subsidiaries and operates 142 department stores located in the Midwest and Great Plains regions under the “Bergner’s,” “Boston Store,” “Carson Pirie Scott,” “Herberger’s” and “Younkers” nameplates, along with all administration and distribution activities associated with those stores;

•	the terms “Company,” “we,” “us,” and “our” refer to Bon-Ton and NDSG on a consolidated, pro forma basis, unless the context otherwise indicates that such terms refer to Bon-Ton or NDSG;

•	the term “Elder-Beerman” refers to The Elder-Beerman Stores Corp., a wholly owned subsidiary of The Bon-Ton Department Stores, Inc.;

•	the term “Saks” refers to Saks Incorporated, the corporation selling NDSG to Bon-Ton;

•	the term “issuer” refers to The Bon-Ton Department Stores, Inc., an indirect wholly owned subsidiary of The Bon-Ton Stores, Inc.;

•	the term “guarantors” refers to The Bon-Ton Stores, Inc. and its direct and indirect subsidiaries, other than The Bon-Ton Department Stores, Inc., that will be or become obligors, either as borrowers or guarantors, under our new senior secured credit facility, which are expected to be: The Bon-Ton Stores, Inc., The Bon-Ton Corp., Elder-Beerman, The Bon-Ton Giftco, Inc., The Bon-Ton Stores of Lancaster, Inc., The Bon-Ton Trade Corp., Elder-Beerman West Virginia, Inc., Elder-Beerman Holdings, Inc., Elder-Beerman Operations, LLC, Herberger’s Department Stores, LLC, Parisian, Inc., Saks Distribution Centers, Inc., McRIL, LLC and McRae’s, Inc.;

•	the term “Acquisition” refers to our proposed acquisition of NDSG from Saks, which is described in “The Acquisition” section of this offering memorandum;

•	the term “Transactions” refers to the Acquisition, the offering of the notes, the application of the proceeds therefrom and borrowings under our new credit facilities, as described in more detail in the “Use of Proceeds” section of this offering memorandum;

•	references to our fiscal years and NDSG’s fiscal years are to the 52 or 53 weeks ended on the Saturday nearer to January 31 of the following year (for example, “fiscal 2004” is the 52-week period ended January 29, 2005); fiscal years referred to in this offering memorandum include 52 weeks, except for fiscal 2000, which includes 53 weeks;

•	the term “new credit facilities” refers to, collectively, our new senior secured credit facility and our new mortgage loan facility; see “Description of Certain Debt”;

•	the term “new mortgage loan facility” refers to our proposed new $260 million mortgage loan facility; see “Description of Certain Debt — Our Proposed New Mortgage Loan Facility”;

•	the term “new senior secured credit facility” refers to our proposed new $1.0 billion senior secured revolving credit facility; see “Description of Certain Debt — Our Proposed New Senior Secured Revolving Credit Facility”;

•	references to “same store sales” for Bon-Ton are calculated by comparing the sales in stores that have been open for the entire prior year and the current year period. Closed stores are excluded from the calculation;

•	references to “same store sales” or “comparable store sales” for NDSG are calculated by comparing the sales in stores that have been open for at least 13 months. Closed stores are excluded from the calculation; and

•	the term “EBITDA” is defined as net income (loss) before interest, income taxes, depreciation and amortization. We define “pro forma Adjusted EBITDA” as pro forma EBITDA after consideration of the adjustments described in the “Summary — Summary Unaudited Pro Forma Consolidated Financial Data” section of this offering memorandum.

FORWARD-LOOKING STATEMENTS
     Some of the information included in this offering memorandum may contain forward-looking statements. They contain words like “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “predict,” “potential,” “continue,” “might” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Such statements include information relating to anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated results of the Acquisition, the ability to maintain the liquidity and capital necessary to expand and take advantage of opportunities in the future, and stock market valuations. These forward-looking statements are subject to certain risks and uncertainties, including those described in the “Risk Factors” section of this offering memorandum. Additional risks that may affect the Company’s future performance are included elsewhere in this offering memorandum and in the filings The Bon-Ton Stores, Inc. makes with the SEC. Forward-looking statements speak only as of the date made and you should not place undue reliance on them. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	the effects of our incurring a substantial amount of debt under our new credit facilities and the indenture governing the notes;

•	our limited discretion over our funds as a result of the restrictive covenants in our new senior secured credit facility and the indenture governing the notes;

•	our need for large amounts of cash, which may not always be available to us;

•	the highly competitive retail environment;

•	our potential inability to predict consumer preferences and purchasing patterns, which may be influenced by consumers’ disposable income;

•	the seasonality of the retail business;

•	the possibility of adverse weather conditions or natural disasters, particularly during peak selling seasons;

•	our inability to meet our expense budget or reduce expenditures;

•	the integration of NDSG and Bon-Ton upon the completion of the Acquisition;

•	changes in our ability to locate qualified domestic and international vendors and fluctuations in the exchange rates applicable to our transactions with those international vendors;

•	changes in key management personnel and our ability to retain key management personnel, as well as qualified sales associates; and

•	other risks, uncertainties and factors set forth under the “Risk Factors” section of this offering memorandum and in our reports and documents filed with the SEC.
     Any or all of the forward-looking statements included in this offering memorandum or in any reports or public statements made by us may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in this offering memorandum or in reports or public statements made by us, such as general economic conditions, our ability to successfully integrate Bon-Ton and NDSG after the Acquisition and the competitive environment, will be important in determining the future performance of the Company. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects by The Bon-Ton Stores, Inc. in subsequent filings with the SEC on Forms 10-K, 10-Q and 8-K, and any amendments thereto, should be consulted. The above-referenced risks, uncertainties and possible inaccurate assumptions related to our business include factors we believe could cause our actual results to differ materially from expected and historical results. Other factors beyond those referenced above, including factors unknown to us and factors known to us that we currently view as immaterial, could also adversely affect us.

BUSINESS
Overview
      Bon-Ton. Bon-Ton was founded in 1898 and is a leading regional department store operator in the United States, offering a broad assortment of brand-name fashion apparel and accessories for women, men and children as well as cosmetics, home furnishings and other goods. Bon-Ton operates 137 stores in secondary markets in 16 Northeastern and Midwestern states under the “Bon-Ton” and “Elder-Beerman” nameplates that encompass a total of approximately 12 million rentable square feet. Bon-Ton’s management believes that it enjoys the #1 or #2 market position among department stores in most of the markets in which it operates. Bon-Ton had net sales of $1.3 billion for the 52-week period ended October 29, 2005.
      NDSG. Similar to Bon-Ton, NDSG is a leading regional department store operator in the United States and offers brand-name fashion apparel and accessories for women, men and children as well as cosmetics, home furnishings and other goods. NDSG operates 142 stores in the Midwest and Great Plains regions under the “Bergner’s,” “Boston Store,” “Carson Pirie Scott,” “Herberger’s” and “Younkers” nameplates. NDSG’s stores encompass a total of approximately 15 million rentable square feet in secondary and metropolitan markets. We believe that NDSG’s stores hold the #1 or #2 market position among department stores in most of the markets in which they operate. NDSG had net sales of $2.2 billion for the 52-week period ended October 29, 2005.
      Acquisition of NDSG. On October 29, 2005, Bon-Ton entered into a definitive purchase agreement with Saks to acquire NDSG for approximately $1.1 billion in cash, subject to adjustments based on, among other things, NDSG’s adjusted working capital and the amount of certain unfunded NDSG employee benefit plan liabilities upon the completion of the Acquisition. Bon-Ton’s management believes that the Acquisition, which will result in a combined company with a geographic footprint of 23 states, will enhance our product offerings, strengthen our vendor and customer relationships and increase our profitability.
      The Combined Company. Upon completion of the Acquisition, we will be the second largest regional department store operator in the United States, in terms of sales, with 279 stores that encompass a total of approximately 27 million rentable square feet across the Northeastern, Midwestern and Great Plains states. Our scale will make us an important distribution channel for leading merchandise vendors and will enhance our ability to offer our customers nationally distributed brands and exclusive merchandise. Furthermore, we believe that we will continue to enjoy the #1 or #2 market position among department stores in most of the markets in which we operate. On a pro forma basis, we had net sales of $3.4 billion and Adjusted EBITDA of $273.7 million for the 52-week period ended October 29, 2005.
Industry Overview
      We compete in the department store segment of the U.S. retail industry. Department stores have historically dominated apparel and accessories retailing, occupying a cornerstone in the U.S. retail landscape for more than 100 years. Over time, department stores have evolved from single unit, family owned, urban locations to regional and national chains serving communities of all sizes. The department store industry continues to evolve in response to ongoing consolidation among apparel and accessory vendors as well as the evolution of competitive retail formats — mass merchandisers, national chain retailers, specialty retailers and online retailers. The table below provides a summary of the competitive landscape and the positioning of traditional department stores within the U.S. retail industry:
Summary of U.S. Retail Channels

	Mass	National Chain	Traditional		Luxury
	Merchandisers	Retailers	Department Stores	Specialty Retailers	Department Stores

Representative Competitors	• Target • Wal-Mart	• J. C. Penney • Kohl’s • Sears	• Bon-Ton/ NDSG • Belk • Dillard’s • Federated	• Ann Taylor • Chico’s • Gap • Talbots	• Barneys • Neiman Marcus • Saks Fifth Avenue

Price Position	Low	Low to Moderate	Moderate	Moderate to High	High

Merchandise Breadth/ Depth	• Very few nationally distributed brands • Private brand merchandise focused on value-driven customers • Broadest overall merchandise assortments • Always in-stock • Selected key item programs	• Very few nationally distributed brands
• Private brand merchandise focused on value-driven customers
• Broadest overall merchandise assortments
• Weaker assortments in non-key categories
• Key item programs	• High penetration of nationally distributed brands
• Increasing mix of fashionable, high- quality private brands differentiates merchandise
• Broadest/ deepest assortments in key categories (e.g., apparel, accessories, footwear, cosmetics and home furnishings)
			• Intense key item programs	• 100% private brand • Limited in-stock • Intense key item programs	• High penetration of limited distribution luxury brands • Premium price point private brands including “namesake” brands • Focus on apparel, accessories, footwear and cosmetics

Customer Service Positioning	• Self-service in almost all zones	• Self-service in most zones	• Self-service in many zones • One-on-one selling in selected zones • Certain in-store amenities	• One-on-one selling in most zones • Limited self-service	• One-on-one selling in most zones • Very limited self- service • Many in-store amenities

      We estimate that the department store channel, which includes National Chain Retailers, Traditional Department Stores and Luxury Department Stores from the table above, accounted for sales of approximately $114.0 billion in 2004. We believe that this channel has experienced an approximately 1.5% compound annual sales growth rate since 1990. We further believe that the traditional department store segment has experienced modestly declining market share of overall retail sales as a result of the emergence of competitive retail formats over the past several years.
      We believe that the following trends will continue to impact the department store channel in the U.S.:

•	Competitive retail landscape. The retail landscape has become increasingly competitive, due in large part to the growth of mass merchandisers, national chain retailers, specialty retailers and online retailers. We believe that, in general, mass merchandisers and national chain retailers compete on the basis of price, specialty retailers compete on the basis of the strength of their brands and online retailers compete on the basis of convenience and price. We believe that in order to succeed in this competitive retail environment, department stores must offer brands that resonate with consumers, compelling value and a pleasant shopping experience, which lead to customer loyalty, and increased sales.

•	Increasing importance of private brands. We believe that as the department store sector has faced increasing competition from mass merchandisers, national chain retailers, specialty retailers and online retailers, successful department store operators have differentiated their offerings with private brands that are exclusive to their stores. We also believe that department store private brands, which offer customers fashion at competitive price points, generally generate higher gross margins than third party nationally distributed brands. In addition to generating higher gross margins, private brands also allow department store operators to differentiate their offerings, create value for customers and increase customer loyalty.

•	Department store consolidation. We believe that the increased level of department store consolidation has resulted from the desire of department store operators to expand their geographic footprint, gain market share and reduce costs. We believe that recent department store consolidation, such as the acquisition by Federated Department Stores, Inc. of The May Department Stores Company, the merger of Kmart Holding Corporation and Sears, Roebuck and Co. to form Sears Holdings Corporation and the acquisition by Belk, Inc. of the Proffitt’s and McRae’s department stores from Saks, and possible future department store consolidation, will result in a smaller number of department store operators with increased market share and purchasing power.

•	Vendor consolidation. Over the past few years, the apparel and footwear industries have experienced increased consolidation, including VF Corporation’s acquisitions of Nautica Enterprises, Inc., Vans Inc. and Reef Holdings Corporation; Oxford Industries, Inc.’s acquisitions of the Tommy Bahama brand and Ben Sherman Ltd.; and adidas-Salomon AG’s acquisition of Reebok International Ltd. We believe that vendor consolidation will continue as vendors aim to increase their scale and offer retailers a broad portfolio of styles, brands and price points.
      We believe that the following characteristics are key factors for success in the increasingly competitive department store industry:

•	Sufficient size and scale to benefit from leverage with vendors;

•	Unique and differentiated merchandise offerings;

•	A convenient and pleasant shopping experience;

•	Compelling value; and

•	Customer satisfaction and loyalty.
Competitive Strengths
      We believe the following competitive strengths serve as the foundation of our business strategy:
      Market Leadership Position. We have established what we believe to be the #1 or #2 market position in most of the markets in which we operate. Upon completion of the Acquisition, we will operate 279 department stores across 23 states, and we believe that we will be the leading regional department store chain across the Northeastern, Midwestern and Great Plains states. Our scale and geographic footprint will make us an important distribution channel for leading merchandise vendors and will enhance our ability to offer our customers nationally distributed brands and exclusive merchandise. We complement our selection of nationally distributed brands with our exclusive private brand merchandise to create a compelling and differentiated merchandise assortment. We also offer our customers a convenient and pleasant shopping experience with an emphasis on exceeding customer expectations. We believe that we have successfully combined these elements to create department store brands that resonate with consumers, resulting in strong customer loyalty and solid operating performance.
      Broad Portfolio of Differentiated Merchandise Offerings. We offer our customers differentiated and broad assortments of quality nationally distributed and private brand apparel, accessories, footwear, cosmetics and home furnishings. The combined team of experienced buyers from Bon-Ton and NDSG has developed strong relationships with leading vendors of nationally distributed brands. We believe that our scale, geographic footprint and market position make us an attractive distribution channel for vendors to reach their target customers. As a result, our vendors provide us with their newest trend-right merchandise and exclusive products. Our stores carry a number of recognized nationally distributed brands, including Calvin Klein, Chanel, Coach, Easy Spirit, Estée Lauder, Jones New York, Liz Claiborne, Nautica, Nine West, OshKosh, Ralph Lauren, Tommy Hilfiger and Waterford. To complement our nationally distributed brand offerings, we have developed successful private brands, which are an important component of our merchandising strategy. These exclusive brands differentiate our offerings by providing our customers with fashionable, high-quality merchandise at price points that are generally lower than nationally distributed brand alternatives. Our vendor base is diverse, with no single vendor representing more than 6.9% of total inventory purchases on a pro forma basis for the 52-week period ended January 29, 2005. The breadth of our sourcing and the strength of our private brand program help mitigate risks associated with any individual vendor or brand.
      Focus on the Shopping Experience. We provide our customers a convenient and pleasant shopping experience that we believe differentiates us in the market and drives customer satisfaction and loyalty. Our sales associates are professional, friendly and knowledgeable and enhance our customers’ in-store experience. We provide one-on-one personalized service in departments where a higher degree of consultative selling is appropriate such as cosmetics, footwear, tailored clothing, intimate apparel and furniture. In self-service areas of the store, friendly sales associates assist customers and efficiently process transactions. Our stores are attractive and inviting with abundant directional signage for easy in-store navigation, and we emphasize shopping efficiency by locating related departments close to each other. In addition, we offer a variety of in-store amenities such as shopping carts, wide aisles and comfort zones to enhance our customers’ shopping experience.
      Substantial Brand Equity and Customer Loyalty. We have built significant brand equity and customer loyalty throughout our history. The majority of our nameplates have been in existence for over 100 years. We believe that our commitment to providing differentiated merchandise assortments and a pleasant and convenient shopping experience, combined with our extensive marketing programs, have positioned us as “the best place to shop in your hometown.” Evidencing our customer loyalty is the high penetration rate of our proprietary credit card programs. On a pro forma basis, for the 52-week period ended October 29, 2005, approximately 47.9% of our total sales were transacted on proprietary credit cards. We believe that this level of penetration is among the highest in the retail industry. Furthermore, we believe that our proprietary credit card programs create a dedicated “open to buy” for our customers and provide us with detailed transaction data that allow us to tailor our marketing programs and merchandise offerings.
      Experienced Management Team with a Proven Track Record. We have a seasoned and deep management team that has a wealth of experience in key areas of retail, including merchandising, store operations and marketing. Our senior management team is composed of department store veterans who average 31 years of retail industry experience and 14 years of experience with our Company. Additionally, the Bon-Ton management team led the successful acquisition and integration of Elder-Beerman, which closed in October 2003. We have historically retained the best talent from organizations that we have acquired, and we expect to continue this approach to build our future leadership team. For example, our executive leadership team is led by Byron “Bud” Bergren, our President and Chief Executive Officer, who joined Bon-Ton in 2003 as a result of the Elder-Beerman acquisition. Mr. Bergren’s career in the department store industry spans over 30 years. We anticipate that a portion of the management for the Company will be from NDSG management.
Our Business Strategy
      Our goal is to enhance our position as one of the leading regional department store retailers in the U.S. We will continue our practice of locating stores predominantly in secondary markets, which we believe are generally more profitable than metropolitan markets because they are less competitive and have lower operating costs. We plan to execute the following strategies:
      Successfully Integrate Our Acquisition of NDSG. Following the completion of the Acquisition, we will commence an integration process, which we expect will span two years, to implement the best attributes of

Bon-Ton and NDSG across the Company. This integration process will benefit from the experience gained from Bon-Ton’s successful integration of Elder-Beerman after acquiring it in 2003.
      The following are key components of our integration strategy:

•	We will continue to leverage the strong heritage and brand equity of each of our nameplates by continuing to operate substantially all of our stores under their current banners; and

•	We intend to complete a three-phase integration process with respect to the operating functions of the Company:

•	Phase I: By the end of August 2006, we plan to complete the integration of Bon-Ton’s and NDSG’s merchandising, marketing, inventory management, human resources and proprietary credit card operations;

•	Phase II: By the end of fiscal 2006, we plan to complete the integration of Bon-Ton’s and NDSG’s logistics, store operations and accounting functions and systems; and

•	Phase III: By the end of fiscal 2007, we plan to complete the transition of Bon-Ton and NDSG to common systems and enhance our core operations.
      We believe that, after the integration process is completed, we will realize approximately $33.0 million of annual cost savings, of which approximately $8.0 million relates to store operations, $11.5 million relates to merchandising and marketing and $13.5 million relates to administrative functions. The realization of the cost savings is expected to be approximately $16.5 million in fiscal 2006, $24.8 million in fiscal 2007 and $33.0 million in fiscal 2008 and in each subsequent year. These cost savings are, however, only estimates. Actual cost savings can be expected to vary from estimates and the variation may be material. In order to realize these total cost savings, we estimate that we will incur approximately $25.5 million in aggregate one-time cash expenses relating to integration costs, transition services costs and severance costs. We expect to incur approximately $17.5 million of these expenses in fiscal 2006 and $8.0 million of these expenses in fiscal 2007. See “Risk Factors — Our failure to effectively integrate NDSG into our existing business could have a material adverse effect on our business, financial condition and results of operations.”
      Continue to Offer a Unique and Differentiated Merchandise Assortment. Our ability to offer our customers a unique and differentiated merchandise mix that represents fashion, quality and value has been a key driver of our success. We believe that as the retail sector continues to experience increased competition, department stores that are able to offer consumers a fresh selection of popular brands based on current styles will differentiate themselves in the market, gain market share and retain customer loyalty. We believe that the Acquisition will further strengthen our merchandising team since we anticipate that a significant portion of NDSG’s merchandising staff will remain with the Company, which will allow us to enhance the merchandise offerings at the Bon-Ton and Elder-Beerman stores. We plan to continue to focus on the following merchandising initiatives:

•	Providing core offerings of nationally distributed brands at competitive prices;

•	Growing our successful private brand program to represent approximately 20% of our net sales;

•	Offering a broad and deep assortment of key categories including apparel, accessories, footwear, cosmetics and home furnishings;

•	Providing product not available through other retail channels;

•	Identifying a mix of key items and supporting these items with appropriate levels of inventory and marketing;

•	Offering a selection of merchandise that represents exceptional value to our customers; and

•	Reacting quickly to changing consumer trends and needs.
      Optimize Our Proprietary Credit Card Programs. Bon-Ton and NDSG currently operate proprietary credit card programs that are administered by HSBC Nevada Bank, N.A. under separate agreements. We refer to HSBC Nevada Bank, N.A. and/or certain of its affiliates, as the context requires, as “HSBC.” We believe that the Bon-Ton and NDSG proprietary credit card programs enjoy penetration rates well above department store industry averages. We also believe that our proprietary credit card customers tend to be our most loyal and highest spending customers. Furthermore, as a result of our arrangements with HSBC, sales charged to our proprietary credit cards generate higher operating margins for us than sales made via other forms of payment.
      We plan to leverage the strength and financial characteristics of our proprietary credit card programs to grow our sales and profitability via the following key initiatives:

•	Expanding the membership base of our loyalty programs through increased direct marketing campaigns and point-of-sale initiatives;

•	Enhancing our strong customer relationship management capabilities utilizing transaction data to tailor specific marketing programs and merchandise offerings to targeted proprietary credit card customers in order to increase annual purchases charged to their cards; and

•	Exploring the potential financial benefits to us of consolidating the currently separate Bon-Ton and NDSG proprietary credit card arrangements with HSBC.
      Continue to Exceed Customer Expectations. We believe that we have historically achieved strong customer loyalty and sales productivity by exceeding customer expectations and offering a pleasant shopping experience. We intend to continue to improve our customer service by:

•	Providing training to our sales associates in consultative selling positions to ensure that customers are directed to the appropriate offerings;

•	Providing incentives designed to retain productive employees;

•	Maintaining attractive and inviting stores that offer easy and efficient in-store navigation; and

•	Investing in stores that we believe have significant growth potential, including making capital improvements to increase selling square footage.
Merchandise

Merchandise Mix
      Our stores offer a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as footwear, cosmetics, home furnishings and other goods at opening, moderate and better price points. We offer a distinct core merchandise assortment including nationally distributed brands at competitive prices and unique product at compelling values through our private brands. We further differentiate our merchandise assortment with exclusive product from nationally distributed brands.

      On a pro forma basis, apparel represented 54.9% and 53.8% of our net sales for the 39 weeks ended October 29, 2005 and the 52 weeks ended January 29, 2005, respectively. The following table illustrates our net sales by product category for each period:

	39 Weeks Ended	52 Weeks Ended
	Oct. 29, 2005	Jan. 29, 2005

Women’s Apparel	28.4%	26.3%
Home	16.7	18.5
Men’s Apparel	12.1	13.7
Cosmetics	12.5	12.6
Accessories	7.9	8.5
Children’s Apparel	5.9	5.9
Footwear	8.0	6.6
Intimate Apparel	4.3	4.2
Juniors’ Apparel	4.2	3.7

Total	100.0%	100.0%

Nationally Distributed Brands
      Our nationally distributed brand assortment includes many of the most well-known and popular labels in the apparel, accessories, footwear, cosmetics and home furnishings industries such as Calvin Klein, Chanel, Coach, Easy Spirit, Estée Lauder, Jones New York, Liz Claiborne, Nautica, Nine West, OshKosh, Ralph Lauren, Tommy Hilfiger and Waterford. We believe these brands enable us to position our stores as a headquarters for fashion, offering both newness and wardrobe staples at competitive prices. We believe that we maintain excellent relationships with our merchandise vendors, working collaboratively to select the most compelling assortments for our customers.

Private Brands
      Our exclusive private brands complement our offering of nationally distributed brands and are a key component of our overall merchandising strategy. Our private brand portfolio includes popular brands such as Consensus; Cuddle Bear; Pursuits, Ltd.; Living Arts; Relativity; Ruff Hewn; Statements; and Studio Works. By providing exclusive fashion products at price points that are more attractive than nationally distributed brand alternatives, our private brand program creates value for our customers and increases our brand exclusiveness, competitive differentiation and customer loyalty.
      The Acquisition includes Saks’ private brand program, which provides us with a private brand organization to serve the Company. Our private brand program also presents the opportunity to increase our overall gross margin by virtue of the more efficient cost structure inherent in the design and sourcing of in-house brands. On a pro forma basis, private brand merchandise represented 15.0% and 14.1% of our net sales for the 39 weeks ended October 29, 2005 and the 52 weeks ended January 29, 2005, respectively. We anticipate increasing our private brand penetration by leveraging the merchandising strengths of Bon-Ton and NDSG.

Vendor Relationships and Sourcing
      Our highly experienced team of buyers has developed long-standing and strong relationships with many of the leading vendors in the marketplace. Our scale, geographic footprint and market leadership will make us an important distribution channel for leading merchandise vendors to reach their target consumers. We believe that our status as a key account to many of our vendors will serve to strengthen our ability to negotiate for exclusive merchandise as well as for better pricing terms. Our vendor base is diverse, with no single vendor representing more than 6.9% of total inventory purchases on a pro forma basis for the 52-week period ended January 29, 2005. We monitor and evaluate the sales and profitability performance of each vendor and adjust our purchasing decisions based upon the results of this analysis.

      Consistent with industry practice, we receive reimbursement allowances from certain of our vendors in support of the merchandise sold to us that must later be marked down or that does not allow us to achieve certain margins upon sale to our customers. Additionally, we receive advertising allowances from certain of our vendors, most of which represent reimbursements of specific, incremental and identifiable costs incurred to promote the vendors’ merchandise.
Marketing and Customer Service
      We are committed to providing our customers a satisfying shopping experience by offering trend-right fashions, differentiated product unmatched by other retailers, great value and convenience. Critical elements of our customer service approach are:

•	marketing programs designed to promote customer awareness of our fashion, quality and value;

•	proprietary credit card programs which facilitate ongoing communication with our customers;

•	loyalty programs that foster and strengthen mutually beneficial long-term relationships; and

•	knowledgeable, friendly and well-trained sales associates.

Marketing
      Our strategic marketing initiatives develop and enhance our brand equity and maintain our position as a leading shopping destination among our target customers. We conduct a multi-faceted marketing program, including newspaper advertisements and inserts, broadcast advertisements, direct mail and in-store events. We use a combination of (i) advertising and sales promotion activities to reach and build brand image and traffic and (ii) customer-specific communications and purchase incentives to drive customer spending and loyalty. Both types of marketing efforts focus primarily on our target customer, women between the ages of 25 and 65 with annual household incomes of $35,000 to $125,000, with the intention of increasing visit frequency and purchases per visit. Additionally, our marketing activities attract a broader audience, including juniors, seniors and men. We seek to attract new customers and to maintain customer loyalty by actively communicating with our customers through the execution of targeted, innovative marketing facilitated by sophisticated customer relationship management capabilities.
      Effective communication includes showcasing our “hometown store” tradition. We are focused on important, cause-related efforts and events to enhance our connection with the communities in which we operate and with the customers we serve. These strategic initiatives garner favorable publicity, drive traffic and generate incremental sales. Additionally, these efforts serve to differentiate the Company from our competitors.
      We maintain an active calendar of in-store events to promote our sales efforts. These events include appearances by well-known designers and personalities, trunk shows, fashion shows, cooking demonstrations and cosmetic makeovers from leading makeup artists.

Proprietary Credit Card
      Evidencing our customer satisfaction and loyalty is the high penetration rate of our proprietary credit card programs. We have over 4.8 million active proprietary credit card holders. On a pro forma basis, for the 39 weeks ended October 29, 2005 and the 52 weeks ended January 29, 2005, approximately 49.3% and 48.9% of our total sales, respectively, were transacted on proprietary credit cards, which level, we believe, is among the highest in the retail industry.
      Our proprietary credit card loyalty programs are designed to cultivate long-term relationships with our customers. Loyalty programs offer rewards and privileges to all members meeting annual purchase requirements. Our targeted loyalty programs focus on our most active customers, which we refer to as our “loyalty club customers,” and includes marketing features such as private in-store events, advanced sales notices and extra savings events.

      As a result of the Credit Card Sale in July 2005, HSBC purchased Bon-Ton’s proprietary credit card accounts and related outstanding balances associated with those accounts. As part of the Credit Card Sale, Bon-Ton entered into a seven-year marketing and servicing agreement with HSBC. Under the terms of the agreement, HSBC offers credit cards and non-card payment plans bearing the Bon-Ton and Elder-Beerman nameplates, and the Company receives from HBSC ongoing payments related to credit card sales and compensation for marketing and certain servicing activities. By partnering with HSBC, Bon-Ton can capitalize on HSBC’s technological and marketing resources to continue to grow the proprietary credit card business.
      Since April 2003, HSBC has owned NDSG’s proprietary credit card program, with servicing (excluding credit approval) retained by Saks. Bon-Ton anticipates that NDSG’s proprietary credit card program, including the servicing, will be integrated with Bon-Ton’s proprietary credit card programs following completion of the Acquisition.

Customer Service
      We maintain a sales force of knowledgeable and well-trained sales associates that deliver exceptional service to our customers. Sales associates are trained in the areas of customer service, selling skills and product knowledge. We employ a two-tiered strategy to achieve effective customer service. In selected areas, we offer one-on-one selling with dedicated associates to assist customers with merchandise selections. Our customers also appreciate the convenience of self-service formats in many departments and efficient service centers to expedite their purchases. Our new associates receive computer-based training for more effective, efficient and uniform training. We actively monitor and analyze, through our state-of-the-art scheduling program, the service levels in our stores in order to maximize sales associate productivity and store profitability.
Integration of NDSG
      On October 29, 2005, Bon-Ton entered into a definitive purchase agreement with Saks to acquire NDSG; the Acquisition will increase our store count to 279, add approximately 15 million rentable square feet and increase Bon-Ton’s estimated fiscal 2005 net sales by more than 165%. The combination of Bon-Ton and NDSG will leverage our similar business models in secondary geographic markets, merchandise mixes, store layouts and customer demographics to create one of the largest regional department store chains in the United States. We anticipate keeping the existing nameplates in the markets where Bon-Ton and NDSG stores currently operate, thus capitalizing on our leadership position achieved during our longstanding presence in those markets.
      Upon completion of the Acquisition, we will undertake an integration process, which we expect will span two years. In October 2003, Bon-Ton acquired Elder-Beerman to expand our geographic footprint, leverage our strong brand, strengthen our merchandise offering and augment our management team. Bon-Ton achieved approximately $15 million of cost savings in fiscal 2004, and approximately $25 million of cost savings are expected in fiscal 2005, with both amounts exceeding original forecasts. In our integration of the Bon-Ton and Elder-Beerman operations, we effectively incorporated best practices throughout our organization. Having successfully integrated Elder-Beerman, we believe that we can implement similar operational improvements and achieve similar benefits from increased scale.
      We have identified opportunities to capitalize on the inherent economies of scale that accompany a merger of this magnitude. We believe that after the integration process is completed, we will realize approximately $33.0 million of annual cost savings, of which approximately $8.0 million relates to store operations, $11.5 million relates to merchandising and marketing and $13.5 million relates to administrative functions. The realization of the cost savings is expected to be $16.5 million in fiscal 2006, $24.8 million in fiscal 2007 and $33.0 million in fiscal 2008 and in each subsequent year.

      In order to realize these cost savings, we estimate that we will incur approximately $25.5 million in one-time cash expenses relating to integration costs, transition services costs and severance costs. We expect to incur approximately $17.5 million of these expenses in fiscal 2006 and $8.0 million of these expenses in fiscal 2007. These cost savings are, however, only estimates. Actual cost savings can be expected to vary from estimates and the variations may be material. Achieving these cost savings will be critical to our success. Transition teams representing all business functions have been created to develop plans for the integration of the two companies.
      During the transition period, Saks will provide us with specified transition services including information technology, credit services and other back office support functions for NDSG.
      We will work closely with former NDSG senior management to adopt best business practices and define opportunities for profitable growth. One of our goals is to implement strategic initiatives to drive sales growth. We will target several business categories for incremental sales opportunities, building on the merchandising strengths of the two companies. We anticipate that vendor diversification will broaden our offerings to include certain products and brands that are available in Bon-Ton or NDSG stores, but not in both. Moreover, by increasing our importance to vendors as a high volume purchaser, we will be able to better differentiate ourselves from competitors via improved access to exclusive merchandise from nationally distributed brands.
      We are planning for a common merchandise assortment of both nationally distributed and private brands and a common marketing and sales promotion calendar for all of our stores by August 2006. We anticipate that a significant portion of NDSG’s merchandising staff will remain with the Company, which will enhance the merchandise offerings at Bon-Ton and Elder-Beerman stores. Additionally, the Acquisition includes Saks’ private brand program, which provides us with a private brand organization to serve the Company.
      Of equal importance is expediting our systems integration efforts while maintaining a steady flow of merchandise and appropriate levels of inventory to minimize business disruption and ensure customer satisfaction. Under this premise, whenever practical, we will allow our divisions to continue to use information systems with which they are familiar. We are assessing the systems of each entity and ultimately will select the best technology for universal adoption as we did when integrating our systems with those of Elder-Beerman.
Competition
      The retail industry is highly competitive and fragmented. We face competition for customers from traditional department store operators such as Belk, Inc., Dillard’s, Inc. and Federated Department Stores, Inc.; national chain retailers such as J. C. Penney Company, Inc., Kohl’s Corporation and Sears Holdings Corporation; mass merchandisers such as Wal-Mart Stores, Inc. and Target Corporation; specialty stores and, to a lesser extent, catalogue and online retailers. In addition, we face competition for suitable store locations from other department stores, national chain retailers, mass merchandisers and other large-format retailers. In a number of our markets, we compete for customers with national department store chains, which are better established in such markets than we are and which offer a similar mix of branded merchandise as we do. In other markets, we face potential competition from national chains that, to date, have not entered such markets and from national chains which have stores in our markets but currently do not carry similar branded goods. In all markets, we generally compete for customers with stores offering moderately priced goods. Many of our competitors have substantially greater financial and other resources than we do. Upon closing of the Acquisition, many of those competitors will have significantly less debt than we will and may have greater flexibility to respond to changes in our industry.
      We believe that we compare favorably with our competitors with respect to quality, depth and breadth of merchandise, prices for comparable quality merchandise, customer service and store environment. We also believe our knowledge of and focus on secondary markets, developed over our many years of operation, give us an advantage that cannot be readily duplicated. In markets in which we face traditional department store competition, we compete effectively, typically enjoying a #1 or #2 market position among department stores.

Information Technology and Systems

Systems
      During the two-year period following the October 2003 acquisition of Elder-Beerman, Bon-Ton made a significant investment in information technology systems, focusing on converting multiple operating divisions to an integrated platform. The conversion featured an enhanced common point-of-sale system, as well as common merchandising, marketing, financial and support systems. The investment in these core technologies was made in order to achieve systems uniformity and to add efficiency and enhanced functionality.
      Integrating our systems upon the completion of the Acquisition will be critical for us to function as one company. We have allocated capital in fiscal years 2006 and 2007 to facilitate the systems integration process. We recognize that we must expeditiously develop in-house capabilities to minimize and eliminate our dependence on costly transition services. In the interest of efficiency versus scope and cost, whenever practical, we will allow our divisions to continue to use information systems with which they are familiar. We are exploring several systems configuration scenarios, looking to preserve the existing functionality between systems and business processes. We anticipate that merchandising, marketing and planning and allocation personnel located in Milwaukee, Wisconsin, will generally utilize proprietary software of NDSG. Conversely, corporate and support personnel headquartered in York, Pennsylvania, will generally utilize existing Bon-Ton systems. We will invest in a system configuration that supports our current business operations and has the capacity for future growth. Post-integration, we will continue to explore what the best business operations systems are for our business. We will apply the knowledge gained from our recent successful integration of Elder-Beerman to the NDSG integration in order to minimize business disruption and sales risk.

Inventory Management
      Our merchandising function is centralized with a staff of approximately 100 buyers and a planning and allocation team with responsibility for determining the merchandise assortment and quantities to be purchased and for the allocation of merchandise to each store.
      The majority of the merchandise we purchase is initially received at one of our six distribution facilities. The capacity of our distribution system allows for a potential future consolidation of distribution functions into regional centers.
      We primarily operate on a pre-distribution model through which we allocate merchandise on our initial purchase orders to each store. This merchandise is shipped from our vendors to our distribution facilities for delivery to designated stores. We have also implemented a “hold-back” program to stock a portion of our most in-demand merchandise at our distribution facilities. We then have the ability to direct replenishment merchandise to the stores that demonstrate the highest customer demand. This reactive distribution technique helps minimize excess inventory and affords us timely and accurate replenishment.
      Our distribution facilities are electronically monitored by our merchandising staff to facilitate the distribution of goods to our stores. We utilize electronic data interchange (EDI) technology with certain vendors, which is designed to move merchandise onto the selling floor quickly and cost-effectively by allowing vendors to deliver floor-ready merchandise to the distribution facilities. In addition, we utilize high-speed automated conveyor systems to scan bar coded labels on incoming cartons of merchandise and direct cartons to the proper processing areas. Many types of merchandise are processed in the receiving area and immediately “cross-docked” to the shipping dock for delivery to the stores. Certain processing areas are staffed with personnel equipped with hand-held radio frequency terminals that can scan a vendor’s bar code and transmit the necessary information to a computer to record merchandise on hand. We utilize third-party carriers to distribute our merchandise to individual stores.
      The majority of our merchandise is held in our stores. We closely monitor the inventory levels and assortments in our stores to facilitate reorder and replenishment decisions, satisfy customer demand and maximize sales.

Seasonality
      Our business, like that of most retailers, is subject to seasonal fluctuations, with the major portion of sales and income realized during the second half of each fiscal year, which includes the back-to-school and holiday seasons. Due to the fixed nature of certain costs, our selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.
      Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. In addition, quarterly results of operations depend upon the timing and amount of revenues and costs associated with the opening, closing and remodeling of existing stores.
Store and Support Locations
      We operate 279 stores in 23 states, encompassing approximately 27 million rentable square feet. The majority of our stores, 218, are located in malls; 41 stores are in open-air lifestyle centers or strip malls; and 20 stores are freestanding. The average store size is approximately 95,000 square feet. Of our 279 stores, we will own 33 stores and have ground leases on seven stores. Of the 239 leased stores, 15 leases have current terms that expire within one year (one of which does not have an extension option) and 107 additional leases have current terms that expire within five years (five of which do not have an extension option). In the past three fiscal years, there have been six new stores opened and 19 stores closed.
      We operate under seven nameplates, as follows:

Nameplate	Stores	States

Bon-Ton	70	Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Vermont, West Virginia
Elder-Beerman	67	Illinois, Indiana, Iowa, Kentucky, Michigan, Ohio, West Virginia, Wisconsin
Younkers	47	Illinois, Iowa, Michigan, Minnesota, Nebraska, South Dakota, Wisconsin
Herberger’s	40	Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota,Wisconsin, Wyoming
Carson Pirie Scott	31	Illinois, Indiana
Bergner’s	14	Illinois
Boston Store	10	Wisconsin
      Our corporate headquarters are in York, Pennsylvania where our administrative and sales support functions reside. Merchandising and marketing functions operate in Milwaukee, Wisconsin. Of our six distribution centers, we own two distribution centers located in Rockville, Illinois and Green Bay, Wisconsin, and we lease four distribution centers in the following locations: Allentown, Pennsylvania; Fairborn, Ohio; Naperville, Illinois; and Ankeny, Iowa. Of the four leased distribution centers, one lease has a current term that expires within five years; however, we may exercise options to extend the term of this lease.
Capital Investments
      We make capital investments to support our long-term business goals and objectives. We invest capital in new and existing stores, distribution and support facilities and information technology.
      In fiscal 2006, we anticipate total capital expenditures of approximately $91 million. As part of our focus on continually improving our store base, significant capital will be employed for major remodels, expansions and relocations, as well as on-going maintenance and upgrades in other stores. We are focused on maintaining the quality of our stores and, consequently, our brand equity. With respect to our major remodels, we expand only after extensive analysis of our projected returns on capital. We generally experience an increase in both total sales and profitability at stores that undergo a remodel or expansion. Our financial hurdles will be strictly enforced as we undertake only those projects that provide an acceptable financial return as well as a strategic fit with our long-term goals.
      In fiscal 2006, we anticipate that we will have capital expenditures for planned expansions and remodels of eight stores and the relocation of two stores, adding approximately 100,000 square feet. The additional square footage will increase the productivity of these stores and provide larger departments with expanded merchandise selections.
      We believe capital investments for information technology in our stores, distribution facilities and support functions are necessary to support our business strategies. We are continually upgrading our information systems to improve efficiency and productivity. Included in the fiscal 2006 capital budget of approximately $91 million are significant expenditures to support our systems integration efforts to convert Bon-Ton and NDSG to an integrated platform.
Legal Proceedings
      We are a party to legal proceedings and claims that arise during the ordinary course of business. We do not expect the ultimate outcome of any of such litigation and claims will have a material adverse effect on our business, financial position, results of operations or liquidity.

RISK FACTORS
Risks Related to Our Business, Finances and Operations

We may not be able to attract or retain a sufficient number of customers in a highly competitive retail environment, which would have an adverse effect on our business, financial condition and results of operations.
      We compete with other department stores and many other retailers, including store-based, mail-order and internet retailers. Many of our competitors have significant financial and marketing resources. The principal competitive factors in our business are price, quality and selection of merchandise, reputation, store location, advertising and customer service. We cannot assure you that we will be able to compete successfully against existing or future competitors. Our expansion into new markets served by our competitors and the entry of new competitors into, or expansion of existing competitors in, our markets could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to accurately predict customer-based trends and effectively manage our inventory levels, which could reduce our revenues and adversely affect our business, financial condition and results of operations.
      It is difficult to predict what merchandise consumers will want. A substantial part of our business is dependent on our ability to make correct trend decisions for a wide variety of goods and services. Failure to accurately predict constantly changing consumer tastes, preferences, spending patterns and other lifestyle decisions, particularly given the long lead times for ordering much of our merchandise from vendors, could adversely affect our long-term relationships with our customers. Our managers focus on inventory levels and balance these levels with inventory plans and reviews of trends; however, if our inventories become too large, we may have to “mark down” or decrease our sales price, and we may be required to sell a significant amount of unsold inventory at discounted prices or even below cost, which could have an adverse effect on our business, financial condition and results of operations.

We may not be able to obtain adequate capital to support our operations and growth strategies.
      Our operations and growth strategies require adequate capital, the availability of which depends on our ability to generate cash flow from operations, borrow funds on satisfactory terms and raise funds in the capital markets. We may need seasonal borrowing capacity in addition to the funds available under our new senior secured credit facility to fund our working capital requirements. The inability to obtain adequate capital could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain various services necessary for the operation of NDSG that we have contracted to receive from Saks for a certain minimum period of time following the Acquisition, we may not be able to operate NDSG’s business successfully or at all.
      Certain support services necessary to operate NDSG, including credit operations, procurement, accounting, bank card processing, store planning, construction, facilities maintenance and energy, information technology and human resources, were historically provided by divisions of Saks and are not included in the assets we will acquire in the Acquisition. Immediately after the completion of the Acquisition, we will not yet have the capability to provide these necessary support services to NDSG, and have contracted with Saks to provide those services under a transition services agreement. If Saks is unable to, refuses to or otherwise fails to provide these contracted-for services, or if Saks terminates all or part of such transition services agreement, we may not be able to provide, either directly or through a third party, services necessary to support the operations of NDSG. In any such event, our operations, business and financial performance could be materially adversely affected.

Our operating results fluctuate from season to season.
      Our stores experience seasonal fluctuations in net sales and consequently in operating income, with peak sales occurring during the back-to-school and holiday seasons. Any decrease in net sales or margins during our peak selling periods, decrease in the availability of working capital needed in the months before these periods or reduction in vendor allowances could have a material adverse effect on our business, financial condition and results of operations. We usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the peak selling periods. If we are not successful in selling our inventory, especially during our peak selling periods, we may be forced to rely on markdowns or promotional sales to dispose of the inventory or we may not be able to sell the inventory at all, which could have a material adverse effect on our business, financial condition and results of operations.

Weather conditions could adversely affect our results of operations.
      Because a significant portion of our business is apparel and subject to weather conditions in our markets, our operating results may be unexpectedly and adversely affected by inclement weather. Frequent or unusually heavy snow, ice or rain storms might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability. Extended periods of unseasonable temperatures in our markets, potentially during our peak seasons, could render a portion of our inventory incompatible with those unseasonable conditions. Reduced sales from extreme or prolonged unseasonable weather conditions could adversely affect our business.

Our failure to effectively integrate NDSG into our existing business could have a material adverse effect on our business, financial condition and results of operations.
      Our management believes that, once acquired, the full integration of NDSG will allow us to achieve cost savings relating to the elimination of duplicate departments and redundant infrastructure and to achieve operating efficiencies, as well as revenue enhancement opportunities. However, the anticipated benefits are based on projections and assumptions and not on actual results. Accordingly, we cannot assure you that we will realize the anticipated benefits. Our ability to realize these benefits could be adversely impacted by difficulties in integrating NDSG’s operations with our operations, by any inability to achieve certain economies of scale and by the diversion of management’s attention from our ongoing business concerns. Integrating operations will require significant efforts and expenses. Personnel may leave or be terminated because of the Acquisition. If these factors limit our ability to integrate the operations of NDSG successfully or on a timely basis, our expectations of future results of operations, including certain cost savings, business opportunities, growth prospects and cost savings expected to result from the Acquisition, may not be met. We may not be able to capitalize on expected business opportunities, including retaining NDSG’s current customers, assumptions underlying estimates of expected cost savings may be inaccurate, or general industry and business conditions may deteriorate. In addition, our growth and operating strategies for NDSG’s business may be different from the strategies that NDSG currently is pursuing. If our strategies are not the proper strategies for NDSG, it could have a material adverse effect on our business, financial condition and results of operations.

We may pursue and complete other strategic acquisitions of businesses, which may not be completed or, if completed, may not be successfully integrated into our existing business.
      We may pursue increased market penetration through other strategic acquisitions. If we are unable to successfully complete acquisitions or to effectively integrate acquired businesses, our ability to grow our business or to operate our business effectively could be reduced, and our business, financial condition and operating results could suffer. We also cannot assure you that we will be able to integrate the operations of any future completed strategic acquisitions without encountering difficulty regarding different business strategies with respect to marketing, integration of personnel with disparate business backgrounds and corporate cultures, integration of different point-of-sale systems and other technology and managing relationships with other business partners.

      The consummation and integration of any future acquisition involve many risks, including the risks of:

•	diverting management’s attention from our ongoing business concerns;

•	being unable to obtain financing on terms favorable to us;

•	entering markets in which we have no direct prior experience;

•	improperly evaluating new services, products and markets;

•	being unable to maintain uniform standards, controls, procedures and policies;

•	being unable to integrate new technologies or personnel;

•	incurring the expenses of any undisclosed or potential liabilities; and

•	the departure of key management and employees.

Failure to maintain our current key vendor relationships may adversely affect our business, financial condition and results of operations.
      Our business is dependent to a significant degree upon close relationships with our vendors and our ability to purchase brand name merchandise at competitive prices. The loss of key vendor support could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to acquire brand name merchandise at competitive prices or on competitive terms in the future. For example, certain merchandise that is high profile and in high demand may be allocated by vendors based upon the vendors’ internal criteria, which are beyond our control.

An inability to find qualified domestic and international vendors and fluctuations in the exchange rate with countries in which our international vendors are located could adversely affect our business.
      The products we sell are sourced from a wide variety of domestic and international vendors. Our ability to find qualified vendors and source products in a timely and cost-effective manner, including obtaining vendor allowances in support of our advertising and promotional programs, represents a significant challenge. The availability of products and the ultimate costs of buying and selling these products, including advertising and promotional costs, are not completely within our control and could increase our merchandise and operating costs and adversely affect our business. Additionally, costs and other factors specific to imported merchandise, such as trade restrictions, tariffs, currency exchange rates and transport capacity and costs, are beyond our control and could restrict the availability of imported merchandise or significantly increase the costs of our merchandise sales and adversely affect our business.

The loss of the outside vendor that operates our proprietary credit card programs could have an adverse effect on our operations and financial results.
      Our proprietary credit card programs are operated by HSBC under the terms of an agreement entered into with NDSG in April 2003 and a second agreement entered into with Bon-Ton in July 2005. Under these agreements, HSBC issues our proprietary credit cards to our customers and we receive a percentage of the net credit sales thereunder. If for any reason HSBC is unwilling or unable to provide the services comprising our proprietary credit card programs, or our agreements with HSBC are terminated, in either case under circumstances in which we are unable to quickly and adequately contract with a comparable replacement vendor of such services, our customers who have accounts under our proprietary credit card programs will be unable to use their cards, which would likely result in a certain decrease in sales to such customers, a loss of the revenues attributable to the payments from HSBC, and an adverse effect on customer goodwill, any or all of which could have an adverse effect on our operations and financial results.

Conditions in, and the United States’ relationship with, the foreign countries where we source our merchandise could adversely affect our business.
      A majority of our merchandise is manufactured outside of the United States, primarily in India and the Far East. As a result, political instability or other events resulting in the disruption of trade from the countries where our merchandise is manufactured or the imposition of additional regulations relating to, or duties upon, the merchandise we import could cause significant delays or interruptions in the supply of our merchandise or increase our costs, either of which could have a material adverse effect on our business. If we are forced to source merchandise from other countries, those goods may be more expensive or of a different or inferior quality from the merchandise we now sell. If we were unable to adequately replace the merchandise we currently source with merchandise produced elsewhere, our business could be adversely affected.

Our business could be significantly disrupted if we cannot retain or replace members of our management team.
      Our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain or replace our key personnel and the inability to retain or replace our key personnel could prevent us from executing our business strategy.

Labor conditions could adversely affect our results of operations.
      Our performance is dependent on attracting and retaining a large and growing number of quality sales associates. Many of those sales associates are in entry level or part time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling costs is subject to external factors such as unemployment levels, prevailing wage rates, minimum wage legislation and changing demographics. Changes that adversely impact our ability to attract and retain quality sales associates could adversely affect our performance.

Inflation may adversely affect our business operations in the future.
      In recent years, we have experienced certain inflationary conditions in our cost base due primarily to (1) changes in foreign currency exchange rates that have reduced the purchasing power of the U.S. dollar and (2) increases in selling, general and administrative expenses, particularly with regard to employee benefits. Inflation can harm our margins and profitability if we are unable to increase prices or cut costs enough to offset the effects of inflation in our cost base. If inflation in these or other costs worsens, we cannot assure you that our attempts to offset the effects of inflation through control of expenses, passing cost increases to our customers or any other method will be successful. Any future inflation could adversely affect our profitability and our business.

If we are unable to effectively market our business or if our advertising campaigns are ineffective, our revenues may decline and our results of operations could be adversely affected.
      We spend extensively on advertising and marketing. Our business depends on effective marketing to generate customer traffic in our stores. If our advertising and marketing efforts are not effective, our results of operations could be negatively affected.

Failure to successfully maintain and update information technology systems and enhance existing systems may adversely affect our business.
      To keep pace with changing technology, we must continuously provide for the design and implementation of new information technology systems as well as enhancements of our existing systems. Any failure to adequately maintain and update the information technology systems supporting our sales operations or inventory control could prevent us from processing and delivering merchandise, which could adversely affect our business.

Our inability to protect our intellectual property rights or our infringement on the property rights of others could adversely affect our business.
      Our trademarks and trade names are important to our business and are generally sufficient to permit us to carry on our business as presently conducted. We cannot, however, know whether we will be able to secure protection for our intellectual property in the future or if that protection will be adequate for future operations. Further, we face the risk of ineffective protection of intellectual property rights in jurisdictions where we source and distribute our products. We also cannot be certain that our activities do not infringe on the proprietary rights of others. If we are compelled to prosecute infringing parties, defend our intellectual property or defend ourselves from intellectual property claims made by others, we may face significant expense and liability.

Tim Grumbacher beneficially owns shares of our capital stock giving him voting control over matters submitted to a vote of the shareholders, and he may take actions that conflict with your interests.
      Collectively, Tim Grumbacher, trusts for the benefit of members of Mr. Grumbacher’s family and The Grumbacher Family Foundation beneficially own shares of our outstanding common stock (which is entitled to one vote per share) and shares of our Class A common stock (which is entitled to ten votes per share) representing, in the aggregate, approximately 64% of the votes eligible to be cast by shareholders in the election of directors and generally. Accordingly, Mr. Grumbacher has the power to control all matters requiring the approval of our shareholders, including the election of directors and the approval of mergers and other significant corporate transactions. The interests of Mr. Grumbacher and other stockholders may conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Mr. Grumbacher as a holder of equity might conflict with your interests as a holder of the notes. Mr. Grumbacher may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to you, as holders of the notes.

Our business is subject to global economic and political conditions beyond our control.
      Global economic and political factors that are beyond our control influence our forecasts and directly affect our performance. These factors include interest rates, rates of economic growth, fiscal and monetary policies of governments, inflation, deflation, consumer credit availability, consumer debt levels, tax rates and policy, unemployment trends, terrorist threats and activities, worldwide military and domestic disturbances and conflicts, and other matters that influence consumer confidence and spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude. Increases in interest rates would increase our financing costs.

Our actual financial position and results of operations may differ materially from the unaudited historical pro forma financial data included in this offering memorandum.
      The unaudited pro forma financial data in this offering memorandum are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The unaudited historical pro forma financial data in this offering memorandum do not give effect to the following:

•	Bon-Ton’s or NDSG’s results of operations or other transactions or developments since October 29, 2005;

•	the cost savings and one-time charges expected to result from the Acquisition; or

•	the effects of transactions or developments, including sales of stores or other assets, which may occur after the Acquisition.
      In addition, the unaudited historical pro forma financial data in this offering memorandum assumes an adjustment in the purchase price Bon-Ton will pay for NDSG based on certain unfunded employee benefit plan liabilities, but does not assume any price adjustments based on adjusted working capital at completion of the Acquisition or certain other factors. The foregoing matters and other factors could cause both our pro forma historical financial position and results of operations, and our actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this offering memorandum. Any such purchase price adjustments could have the effect of increasing or decreasing the purchase price for the Acquisition.

Whether or not the Acquisition is completed, the announcement and pendency of the Acquisition could cause disruptions in Bon-Ton’s businesses and those of NDSG, which could have an adverse effect on our business, financial condition and results of operations.
      Whether or not the Acquisition is completed, the announcement and pendency of the Acquisition could cause disruptions in Bon-Ton’s business and that of NDSG. Specifically:

•	current and prospective employees may experience uncertainty about their future roles with the Company, which might adversely affect our ability to retain key managers and other employees; and

•	the attention of Bon-Ton’s management and the management of NDSG may be directed toward the completion of the Acquisition to the detriment of business operations.

Regulatory and litigation developments could adversely affect our results of operations.
      Various aspects of our operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Additionally, we are regularly involved in various litigation matters that arise in the ordinary course of business. Litigation or regulatory developments could adversely affect our business, financial condition and results of operations.
CAPITALIZATION
      The following table sets forth the cash and cash equivalents and capitalization of The Bon-Ton Stores, Inc. and its consolidated subsidiaries as of October 29, 2005 (i) on an actual basis and (ii) on a pro forma basis after giving effect to the Transactions, including the issuance of the notes and the application of the proceeds of this offering, as if they had occurred on October 29, 2005. This information should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG,” and NDSG’s consolidated financial statements and notes thereto included elsewhere in this offering memorandum.

	October 29, 2005

	Actual	Pro Forma

	(dollars in millions)
Cash and cash equivalents	$14.4	$17.5

Long-term debt, including current maturities:
Existing senior secured credit facility	137.0	—
New senior secured credit facility(1)(2)	—	502.0
New mortgage loan facility	—	260.0
Existing mortgage notes	18.1	18.1
Capital leases and other	0.3	74.0
Senior notes offered hereby	—	525.0

Total debt	155.4	1,379.1
Total shareholders’ equity	252.6	248.2

Total capitalization	$408.0	$1,627.3

(1)	Our new senior secured credit facility will provide for up to $1.0 billion of revolver borrowings, subject to calculated borrowing base restrictions. See “Description of Certain Debt.” After giving effect to the Transactions, as of October 29, 2005, we would have had approximately $559 million of outstanding borrowings, including outstanding letters of credit, and approximately $297 million available for additional borrowing, under the new senior secured credit facility.

(2)	Borrowings under our senior secured credit facility typically vary to fund seasonal merchandise inventories. Typically, our peak borrowings occur during the third quarter to fund the purchase of merchandise inventories prior to the holiday season. Pro forma merchandise inventories as of October 29, 2005 were $1,009.1 million, consisting of Bon-Ton merchandise inventories of $418.4 million and NDSG merchandise inventories of $590.8 million. As of December 30, 2005 pro forma merchandise inventories were $748.9 million, consisting of Bon-Ton merchandise inventories of $294.9 million and NDSG merchandise inventories of $454.0 million. As a result of this seasonal decrease in our merchandise inventories, we expect borrowings under our new senior secured credit facility to be lower upon the completion of the Transactions.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      The following table sets forth our summary unaudited pro forma consolidated financial data. The unaudited pro forma consolidated statement of operations data and other financial data for the 52 weeks ended October 29, 2005 gives effect to the Transactions as if they had occurred on October 31, 2004. The unaudited pro forma consolidated balance sheet data as of October 29, 2005 gives effect to the Transactions as if they had occurred on October 29, 2005. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transactions been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma consolidated financial data below are only a summary and should be read in conjunction with the information under the captions “Unaudited Pro Forma Consolidated Financial Data,” Selected Historical Financial Data for NDSG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG” and NDSG’s audited and unaudited consolidated financial statements and the notes thereto, included elsewhere in this offering memorandum.

	52 Weeks Ended
	Oct. 29, 2005

	(dollars in thousands)
Statement of Operations Data:
Net sales	$3,430,697
Other income	20,195

Total	3,450,892

Costs and Expenses:
Costs of merchandise sold	2,155,733
Selling, general and administrative	1,066,537
Depreciation and amortization	101,583

Income from operations	127,039
Interest expense, net	107,943

Income before income taxes	19,096
Income tax provision	7,412

Net income	$11,684

Other Financial Data:
EBITDA(1)	$228,622
Adjusted EBITDA(1)(2)	273,667
Capital expenditures	79,222
Ratio of Adjusted EBITDA to interest expense(2)	2.5	x
Ratio of total debt to Adjusted EBITDA(2)(3)	5.0	x
Ratio of earnings to fixed charges(4)	1.1	x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$17,528
Working capital	562,706
Total assets(2)	2,252,793
Total debt(2)(3)	1,379,126
Total shareholders’ equity	248,203
Store Operating Data:
Stores open at the end of the period	283

All dollars are in thousands unless otherwise indicated.

(1)	EBITDA is net income (loss) before interest, income taxes, depreciation and amortization. Pro forma Adjusted EBITDA is pro forma EBITDA after consideration of the adjustments described below, which we believe are not indicative of future performance, plus certain estimated cost savings and increases in operating income. The following table reconciles net income to EBITDA and to Adjusted EBITDA:

52 Weeks Ended
Oct. 29, 2005

(dollars in thousands)
Net income	$11,684
Adjustments:
Income tax provision	7,412
Interest expense, net	107,943
Depreciation and amortization	101,583

EBITDA	$228,622

Adjustments:
Bon-Ton:
Store closings(a)	$115
Loss and costs related to credit sale(b)	1,241
Elder-Beerman integration costs(c)	2,603
New proprietary credit card agreement benefit(d)	8,000
NDSG:
Impairments and dispositions(e)	771
Company:
Corporate allocation cost savings(f)	32,315

Adjusted EBITDA	$273,667

(a)	Effective July 31, 2004, Bon-Ton closed its Pottstown, Pennsylvania store. A pre-tax charge of $1,756 was recorded in connection with the store closing during the 52 weeks ended January 29, 2005, of which $1,725 was recorded during the 39 weeks ended October 30, 2004. On September 20, 2005, Bon-Ton announced the closing of its Great Northern and Shoppingtown stores in the Syracuse, New York area and its Lebanon, Pennsylvania store effective January 28, 2006. In connection with the closing of these three stores, Bon-Ton recorded a pre-tax charge of $84 during the 39 weeks ended October 29, 2005.

(b)	On July 8, 2005, Bon-Ton sold substantially all of its proprietary credit card accounts and the related accounts receivable to HSBC. During the 39 weeks ended October 29, 2005, Bon-Ton recorded a pre-tax loss on the sale of $596 and pre-tax charges of $645 related to involuntary termination benefits and contract termination.

(c)	In connection with the acquisition of Elder-Beerman on October 24, 2003, Bon-Ton recorded pre-tax integration costs of $6,851 during the 52 weeks ended January 29, 2005, of which $4,958 was recorded during the 39 weeks ended October 30, 2004. During the 39 weeks ended October 29, 2005, Bon-Ton recorded pre-tax integration costs of $710.

(d)	The marketing and servicing agreement with HSBC was entered into on July 8, 2005. This agreement with HSBC is expected to generate approximately $10.7 million of additional operating income on an annual basis for Bon-Ton. Bon-Ton realized approximately $2.7 million of incremental operating income from July 8, 2005 through October 29, 2005 under the agreement.

(e)	NDSG continuously evaluates its real estate portfolio and closes individual underproductive stores, as well as performs an asset impairment analysis at each fiscal year end. NDSG recorded pre-tax charges for store related impairments and dispositions of $6,346 for the 52 weeks ended January 29, 2005, of which $5,575 was recorded during the 39 weeks ended October 30, 2004.

(f)	Saks’ policy is to allocate certain corporate expenses to each of its businesses as if that business were operated as a separate legal corporate entity. For the 52 weeks ended January 29, 2005, Saks’ allocation of these expenses to NDSG was $125,882. Bon-Ton estimates that its expenses if it had operated NDSG during that period would have been $102,340, resulting in a reduction of allocated corporate costs for that period of $23,542. Of such expenses, Saks recorded $91,796 for the 39 weeks ended October 30, 2004. Bon-Ton estimates that if it had operated NDSG during that period it would have incurred $76,622 of such expenses during that period, resulting in a reduction of allocated corporate costs for that period of $15,174. For the 39 weeks ended October 29, 2005, Saks’ allocation of these expenses to NDSG was $101,752. Bon-Ton estimates that its expenses if it had operated NDSG during that period would have been $77,805, resulting in a reduction of allocated corporate costs of $23,947 for that period. Therefore, Bon-Ton’s estimated corporate cost savings for the 52 weeks ended October 29,

2005 would have been $32,315, excluding the approximately $33.0 million in estimated annual cost savings to be realized from the integration process described above under “— Our Business Strategy.” These cost savings — which include, among others, costs such as salaries for Saks’ senior executives and other employees, corporate aircraft operation expenses, certain occupancy expenses and certain treasury function expenses — are, however, only estimates. Actual cost savings can be expected to vary from estimates and the variation may be material.

Saks’ allocations for these expenses appear in NDSG’s financial statements as cost of sales (excluding depreciation and amortization); selling, general and administrative expenses; and other operating expenses (consisting of property and equipment rentals; depreciation; and taxes other than income taxes). The $125,882 of allocated expenses for the year ended January 29, 2005 consisted of cost of sales (excluding depreciation and amortization) of $14,979; selling, general and administrative expenses of $90,196; and other operating expenses of $20,707 (consisting of property and equipment rentals of $9,337; depreciation of $6,267; and taxes other than income taxes of $5,103). Of such expenses, Saks recorded $91,796 during the 39 weeks ended October 30, 2004, consisting of cost of sales (excluding depreciation and amortization) of $11,470; selling, general and administrative expenses of $64,247; and other operating expenses of $16,080 (consisting of property and equipment rentals of $7,083; depreciation of $5,286; and taxes other than income taxes of $3,711). The $101,752 of allocated expenses for the 39 weeks ended October 29, 2005 consisted of cost of sales (excluding depreciation) of $15,150; selling, general and administrative expenses of $70,574; and other operating expenses of $16,028 (consisting of property and equipment rentals of $7,514; depreciation of $4,386; and taxes other than income taxes of $4,127).

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. However, we present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe that they are frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from or construed as substitutes for net income (loss) or cash flows from operations, which are prepared in accordance with GAAP. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. In addition, EBITDA and Adjusted EBITDA may be calculated differently from Consolidated Cash Flow as defined in the indenture that will govern the notes.

(2)	Certain of our subsidiaries are, or upon the consummation of the Transactions will be, special purpose entities that own real estate, service mortgages on the real estate and pay obligations associated with the real estate such as taxes and insurance. These entities have entered into mortgage note facilities or are expected to enter into the new mortgage loan facility upon the consummation of the Transactions. See “Description of Certain Debt — Existing Mortgage Note Facility” and “Description of Certain Debt — Our Proposed New Mortgage Loan Facility.” These special purpose entities will not be guarantors of the notes or restricted by the covenants in the indenture that will govern the notes, and holders of the existing mortgage notes have and holders of loans under the new mortgage loan facility will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing their debt. The annual operating lease payments from certain of the guarantors of the notes to the special purpose entities are expected to total approximately $28,648 and are guaranteed by The Bon-Ton Stores, Inc.
The following table presents certain of our financial data giving effect to the operating leases held by and the mortgages of these special purpose entities:

52 Weeks Ended
Oct. 29, 2005

(dollars in thousands)
Adjusted EBITDA less operating lease payments to special purposes entities	$245,019
Interest expense less interest expense relating to special purpose entity mortgages	$90,661
Total assets less assets held by special purposes entities	$1,917,152
Total debt less indebtedness of special purposes entities	$1,101,998
Ratio of Adjusted EBITDA less operating lease payments to special purposes entities to interest expense less interest expense relating to special purpose entity mortgages	2.7x
Ratio of total debt less indebtedness of special purposes entities to Adjusted EBITDA less operating lease payments to special purposes entities	4.5x

(3)	Total debt is defined as long-term debt plus current maturities of long-term debt, and long-term and current obligations under capital leases.

(4)	We will be required to show this ratio of earnings to fixed charges in the registration statement that we have agreed to file with the SEC in connection with the exchange offer to be made for the notes. The SEC’s definition of “fixed charges” is not the same as the definition of “Fixed Charges” in the indenture that will govern the notes. For the purpose of computing the SEC’s ratio of earnings to fixed charges, “earnings” means the sum of (a) income before taxes, (b) interest expense related to debt, (c) amortization of debt discount and (d) an estimate of the interest within rental expense, and “fixed charges” means the sum of (a) interest expense related to debt, (b) amortization of debt discount and (c) an estimate of the interest within rental expense.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      The following unaudited pro forma consolidated financial data for the Company give effect to the Transactions as if they had occurred on the dates indicated below and after giving effect to the pro forma adjustments indicated below. The unaudited pro forma consolidated balance sheet as of October 29, 2005 has been derived from Bon-Ton’s unaudited consolidated balance sheet as of October 29, 2005 and NDSG’s unaudited consolidated balance sheet as of October 29, 2005, adjusted to give effect to the Transactions as if they occurred on October 29, 2005. The unaudited pro forma consolidated statement of operations for the fiscal year ended January 29, 2005 has been derived from Bon-Ton’s audited consolidated statement of operations for Bon-Ton’s fiscal year ended January 29, 2005, and NDSG’s audited consolidated statement of operations for NDSG’s fiscal year ended January 29, 2005, and gives effect to the completion of the Transactions, as if they had occurred on February 1, 2004. The unaudited pro forma consolidated statement of operations for the 39 weeks ending October 30, 2004 has been derived from Bon-Ton’s unaudited consolidated statement of operations for Bon-Ton’s 39-week period ended October 30, 2004, and NDSG’s unaudited consolidated statement of operations for NDSG’s 39-week period ended October 30, 2004, and gives effect to the completion of the Transactions, as if they had occurred on February 1, 2004. The unaudited pro forma statement of operations for the 39 weeks ending October 29, 2005 has been derived from Bon-Ton’s unaudited consolidated statement of operations for Bon-Ton’s 39-week period ended October 29, 2005, and NDSG’s unaudited consolidated statement of operations for NDSG’s 39-week period ended October 29, 2005, and gives effect to the completion of the Transactions, as if they had occurred on January 30, 2005.
      The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transactions been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma consolidated financial data are based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to NDSG’s assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to assets, interest expense due to the new debt structure, and the taxation of NDSG’s income as a result of the Transactions, as well as the effects related to such pro forma adjustments.
      The pro forma adjustments and allocation of purchase price, including intangible assets and liabilities, are only preliminary and are based on our current estimates of the fair value of the assets acquired and liabilities assumed in connection with the Acquisition. The final purchase price allocation will be completed after asset and liability valuations are finalized and these preliminary estimates will change when the actual fair values are determined. This final valuation will be based on the actual assets and liabilities of NDSG that exist as of the date of the completion of the Acquisition. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma consolidated financial data.
      We expect that the benefits of the business combination will generate approximately $33.0 million of annual cost savings within three years of completing the Acquisition by benefiting from, among other things, consolidation and integration of certain functions as well as through the adoption of best practices from both Bon-Ton and NDSG. We expect to achieve approximately 50%, 75% and 100% of these cost savings within one, two and three years, respectively, of completing the Acquisition. Based on our integration plan, we currently estimate that one-time cash integration costs will total approximately $17.5 million in fiscal 2006 and $8.0 million in fiscal 2007. These estimated one-time cash integration costs consist of $8.5 million of costs associated with the consolidation of the operations of the companies, $4.0 million of incremental transition services costs and $5.0 million of severance expenses for fiscal 2006 and $4.0 million of costs associated with the consolidation of the operations of the companies and $4.0 million of incremental transition services costs for fiscal 2007. The accompanying unaudited pro forma consolidated statements of operations do not reflect any cost savings that may be achievable subsequent to the completion of the Acquisition or the impact of non-recurring expenses and costs that are directly related to the Acquisition.

      The unaudited pro forma financial information shown under this heading is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would actually have occurred had the Transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma consolidated financial data should be read in conjunction with “Selected Historical Financial Data for NDSG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG,” and NDSG’s audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this offering memorandum.

Unaudited Pro Forma Consolidated Balance Sheet
As of October 29, 2005

	Historical	Historical
	Bon-Ton	NDSG
	Oct. 29,	Oct. 29,	Pro Forma		Company
	2005	2005	Adjustments		Pro Forma

	(dollars in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$14,445	$3,083	$—		$17,528
Other receivables	10,908	—	—		10,908
Merchandise inventories	418,355	590,769	—		1,009,124
Prepaid expenses and other current assets	19,488	64,450	(21,683	)(a)	62,255
Deferred income taxes	7,977	—	—		7,977

Total current assets	471,173	658,302	(21,683)		1,107,792

Property, fixtures and equipment, net of accumulated depreciation and amortization	166,217	436,163	180,000	(b)	782,380
Deferred income taxes	32,892	23,987	(23,987	)(c)	32,892
Goodwill	2,965	172,000	66,784	(d)	241,749
Intangible assets, net of accumulated amortization	8,510	—	41,000	(e)	49,510
Other assets	7,013	12,072	19,385	(f)	38,470

Total assets	$688,770	$1,302,524	$261,499		$2,252,793

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174,032	$182,349	$—		$356,381
Accrued payroll and benefits	18,156	13,473	—		31,629
Accrued expenses	46,327	95,755	5,000	(g)	147,082
Current maturities of long-term debt	937	—	4,628	(h)	5,565
Current maturities of obligations under capital leases	246	—	1,731	(i)	1,977
Income taxes payable	2,452	2,558	(2,558	)(j)	2,452

Total current liabilities	242,150	294,135	8,801		545,086

Long-term debt, less current maturities	154,191	—	1,145,372	(k)	1,299,563
Obligations under capital leases, less current maturities	46	33,809	38,166	(l)	72,021
Intercompany investment	—	883,747	(883,747	)(m)	—
Other long-term liabilities	39,787	90,833	(42,700	)(n)	87,920

Total liabilities	436,174	1,302,524	265,892		2,004,590

Shareholders’ equity:
Preferred stock — authorized 5,000,000 shares; no shares issued	—		—		—
Common stock — authorized 40,000,000 shares at $0.01 par value; 14,065,289 shares issued	141		—		141
Class A common stock — authorized 20,000,000 shares at $0.01 par value; 2,951,490 issued and outstanding	30		—		30
Treasury stock, at cost — 337,800 shares	(1,387)		—		(1,387)
Additional paid-in-capital	127,688		—		127,688
Deferred compensation	(6,422)		—		(6,422)
Accumulated other comprehensive loss	(65)		—		(65)
Retained earnings	132,611		(4,393	)(o)	128,218

Total shareholders’ equity	252,596	—	(4,393)		248,203

Total liabilities and shareholders’ equity	$688,770	$1,302,524	$261,499		$2,252,793

Notes to the Unaudited Pro Forma Consolidated Balance Sheet
(dollars in thousands)
      Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to NDSG’s tangible and intangible assets and liabilities based on a preliminary estimate of their fair values. The preliminary estimated consideration is as follows:

Total

Cash consideration paid to Saks	$1,100,000
Estimated transactions costs	22,515

Total consideration	$1,122,515

      Bon-Ton expects the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, inventory, identifiable intangible assets (some of which may have indefinite lives), and liabilities, including the establishment of any potential liabilities associated with business integration plans, sales of underperforming real estate, and termination and change in control benefits.
(a)     Prepaid expenses and other current assets

Estimate of adjustment to fair value of NDSG’s prepaid expenses and other current assets	$(24,612)
Statutory tax benefit (40%) associated with write-off of commitment fees related to the bridge loan	1,800
Statutory tax benefit (40%) associated with write-off of unamortized deferred financing fees related to Bon-Ton’s existing senior secured credit facility	1,129

$(21,683)

(b)     Property, fixtures and equipment, net of accumulated depreciation and amortization

Estimate of adjustment to fair value of NDSG’s property, fixtures and equipment	$180,000

This allocation has been preliminarily assigned to land and buildings and improvements based upon current assessments of fair value. The preliminary allocation included in these pro forma financial statements is as follows:

		Estimated
	Increase	Remaining
	in Value	Useful Life
Asset Classification
Land	$19,000	n/a
Buildings and improvements	161,000	20 years
(c)     Deferred income taxes

Estimate of adjustment of NDSG’s deferred income taxes	$(23,987)
(d)     Goodwill

Elimination of NDSG’s historical goodwill	$(172,000)
Goodwill resulting from the Acquisition	238,784

$66,784

Notes to the Unaudited Pro Forma Consolidated Balance Sheet
(dollars in thousands)
(e)   Intangible assets, net of accumulated amortization

Estimate of adjustment to fair value of NDSG’s identifiable intangible assets	$41,000
       The values assigned were estimated using relative fair value comparisons with prior transactions. The preliminary allocation to identifiable intangible assets included in these pro forma financial statements is as follows:

		Estimated
	Increase	Remaining
Asset Classification	in Value	Useful Life

Tradenames	$36,000	Indefinite
Customer relationships	$5,000	7 years
(f)   Other assets

Estimate of adjustment to fair value of NDSG’s other assets	$(5,778)
Deferred financing fees related to the notes and the new senior secured credit facility	27,985
Write-off of unamortized deferred financing fees related to Bon-Ton’s existing senior secured credit facility	(2,822)

$19,385

(g)   Accrued expenses

Estimate of severance related costs	$5,000
(h)  Current maturities of long-term debt

Funding of the Acquisition	$4,628
(i)   Current maturities of obligations under capital leases

Estimate of adjustment to fair value of NDSG’s obligations under capital leases	$1,731
(j)   Income taxes payable

Estimate of adjustment of NDSG’s income taxes payable	$(2,558)
(k)  Long-term debt, less current maturities

Funding of the Acquisition	$1,112,887
Funding of deferred financing fees related to the notes and the new senior secured credit facility	27,985
Funding of commitment fees related to the bridge loan	4,500

$1,145,372

(l)   Obligations under capital leases, less current maturities

Estimate of adjustment to fair value of NDSG’s obligations under capital leases	$38,166
(m)  Intercompany investment

Elimination of Saks historical intercompany investment in NDSG	$(883,747)
(n)  Other long-term liabilities

Estimate of adjustment to fair value of NDSG’s pension and post-retirement obligations	$(10,140)
Estimate of adjustment to fair value of NDSG’s other long-term liabilities	(32,560)

$(42,700)

(o)   Retained earnings

Write-off of commitment fees related to bridge loan, net of statutory tax benefit (40%)	$(2,700)
Write-off of unamortized deferred financing fees related to Bon-Ton existing senior secured credit facility, net of statutory tax benefit (40%)	(1,693)

$(4,393)

Unaudited Pro Forma Consolidated Statement of Operations
For the Fiscal Year Ended January 29, 2005

	Historical	Historical
	Bon-Ton	NDSG
	Jan. 29,	Jan. 29,	Pro Forma		Company
	2005	2005	Adjustments(a)		Pro Forma

	(dollars in thousands, except per share data)
Net sales	$1,310,372	$2,162,673	$(11,337	)(b)	$3,461,708
Other income	9,251	—	11,337	(b)	20,588

Total	1,319,623	2,162,673	—		3,482,296

Costs and Expenses:
Costs of merchandise sold	830,414	1,354,363	(18,834	)(b)	2,165,943
Selling, general and administrative	415,921	645,422	18,834	(b)	1,080,177
Depreciation and amortization	27,809	61,910	8,764	(c)	98,483

Income from operations	45,479	100,978	(8,764)		137,693
Interest expense, net	13,437	8,442	85,970	(d)	107,849

Income before income taxes	32,042	92,536	(94,734)		29,844
Income tax provision	11,880	37,334	(37,894	)(e)	11,320

Net income	$20,162	$55,202	$(56,840)		$18,524

Per share amounts —
Basic:
Net income	$1.27	N/A	N/A		$1.16

Weighted average shares outstanding	15,918,650	N/A	N/A		15,918,650

Diluted:
Net income	$1.24	N/A	N/A		$1.14

Weighted average shares outstanding	16,253,254	N/A	N/A		16,253,254

Unaudited Pro Forma Consolidated Statement of Operations
For the 39 Weeks Ended October 29, 2005

	Historical	Historical
	Bon-Ton	NDSG
	Oct. 29,	Oct. 29,	Pro Forma		Company
	2005	2005	Adjustments (a)		Pro Forma

	(dollars in thousands, except per share data)
Net sales	$822,555	$1,453,020	$(6,783	)(b)	$2,268,792
Other income	6,098	—	6,783	(b)	12,881

Total	828,653	1,453,020	—		2,281,673

Costs and Expenses:
Costs of merchandise sold	530,692	904,261	(13,979	)(b)	1,420,974
Selling, general and administrative	285,848	471,380	13,979	(b)	771,207
Depreciation and amortization	21,525	48,146	6,574	(c)	76,245

Income (loss) from operations	(9,412)	29,233	(6,574)		13,247
Interest expense, net	9,710	6,249	65,726	(d)	81,685

Income (loss) before income taxes	(19,122)	22,984	(72,300)		(68,438)
Income tax provision (benefit)	(6,965)	9,239	(28,920	)(e)	(26,646)

Net income (loss)	$(12,157)	$13,745	$(43,380)		$(41,792)

Per share amounts —
Basic:
Net loss	$(0.75)	N/A	N/A		$(2.58)

Weighted average shares outstanding	16,175,790	N/A	N/A		16,175,790

Diluted:
Net loss	$(0.75)	N/A	N/A		$(2.58)

Weighted average shares outstanding	16,175,790	N/A	N/A		16,175,790

Unaudited Pro Forma Consolidated Statement of Operations
For the 39 Weeks Ended October 30, 2004

	Historical	Historical
	Bon-Ton	NDSG
	Oct. 30,	Oct. 30,	Pro Forma		Company
	2004	2004	Adjustments(a)		Pro Forma

	(dollars in thousands, except per share data)
Net sales	$847,079	$1,459,787	$(7,063	)(b)	$2,299,803
Other income	6,211	—	7,063	(b)	13,274

Total	853,290	1,459,787	—		2,313,077

Costs and Expenses:
Costs of merchandise sold	533,849	911,480	(14,145	)(b)	1,431,184
Selling, general and administrative	299,391	471,311	14,145	(b)	784,847
Depreciation and amortization	20,687	45,884	6,574	(c)	73,145

Income (loss) from operations	(637)	31,112	(6,574)		23,901
Interest expense, net	10,057	6,276	65,258	(d)	81,591

Income (loss) before income taxes	(10,694)	24,836	(71,832)		(57,690)
Income tax provision (benefit)	(4,010)	10,005	(28,733	)(e)	(22,738)

Net income (loss)	$(6,684)	$14,831	$(43,099)		$(34,952)

Per share amounts —
Basic:
Net loss	$(0.42)	N/A	N/A		$(2.20)

Weighted average shares outstanding	15,887,321	N/A	N/A		15,887,321

Diluted:
Net loss	$(0.42)	N/A	N/A		$(2.20)

Weighted average shares outstanding	15,887,321	N/A	N/A		15,887,321

Notes to the Unaudited Pro Forma Consolidated Statements of Operations
(dollars in thousands)

(a)	These Unaudited Pro Forma Consolidated Statements of Operations exclude Bon-Ton’s estimated severance and other costs of $5,000, estimated commitment fee costs of $4,500 related to the bridge loan, and the elimination of Bon-Ton’s deferred financing fees of $2,822 related to its existing senior secured credit facility, which are nonrecurring items directly attributable to the transaction.

(b)	Certain reclassifications of historical NDSG have been reflected as pro forma adjustments to conform to the presentation used in the Unaudited Pro Forma Consolidated Statements of Operations. NDSG’s historical leased department revenue was reclassified from net sales to other income, and buying costs were reclassified from costs of merchandise sold to selling, general and administrative.

(c)	Depreciation and amortization

Represents an increase in depreciation and amortization expense resulting from the preliminary estimate of the adjustment to NDSG’s property, fixtures and equipment and identifiable intangible assets based on the adjustment of such assets fair value as discussed in the Notes to the Unaudited Pro Forma Consolidated Balance Sheet. The increase in depreciation and amortization expense has been estimated as follows:

			Additional Annual
			Depreciation/
		Estimated	Amortization
	Increase	Remaining
	in Value	Useful Life	52-weeks	39-weeks

Buildings and improvements	$161,000	20 years	$8,050	$6,038
Definite lived intangible assets	5,000	7 years	714	536

Additional expense			$8,764	$6,574

The unaudited pro forma consolidated financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. The following table shows the effect on pro forma net income (loss) for every $10,000 of purchase price allocated to property and equipment and amortizing intangible assets at a range of weighted-average useful lives:

	Annual
	Depreciation/	Annual
Weighted-Average Useful Life	Amortization	Net income

Five years	$2,000	$(1,200)
Ten years	1,000	(600)
Twenty years	500	(300)

Notes to the Unaudited Pro Forma Consolidated Statements of Operations
(dollars in thousands)
(d) Interest expense, net

		39 Weeks	39 Weeks
	Fiscal Year Ended	Ended	Ended
	Jan. 29, 2005	Oct. 29, 2005	Oct. 30, 2004

Estimated decrease in interest expense resulting from the adjustment of NDSG’s obligations under capital leases to fair value	$(1,526)	$(1,222)	$(1,133)
Estimated increase in interest expense as a result of the additional financing required to fund the acquisition consideration	87,496	66,948	66,391

	$85,970	$65,726	$65,258

A 0.125% change in the interest rate of the new senior secured credit facility would impact interest expense in the fiscal year ended January 29, 2005 and the 39 weeks ended October 29, 2005 and October 30, 2004 by $705, $398 and $538, respectively.

A 0.125% change in the interest rate of the new mortgage loan facility would impact interest expense in the fiscal year ended January 29, 2005 and the 39 weeks ended October 29, 2005 and October 30, 2004 by $325, $244 and $244, respectively.

A 0.125% change in the interest rate of the notes would impact interest expense in the fiscal year ended January 29, 2005 and the 39 weeks ended October 29, 2005 and October 30, 2004 by $656, $492 and $492, respectively.
(e) Income tax provision (benefit)

		39 Weeks	39 Weeks
	Fiscal Year Ended	Ended	Ended
	Jan. 29, 2005	Oct. 29, 2005	Oct. 30, 2004

Aggregate pro forma statutory income tax effect (40%)	$(37,894)	$(28,920)	$(28,733)

SELECTED HISTORICAL FINANCIAL DATA FOR NDSG
      The selected historical financial data presented below for and as of the end of the three fiscal years ended January 29, 2005 are derived from NDSG’s audited consolidated financial statements, except for the Balance Sheet Data at February 1, 2003, which is unaudited. The selected historical financial data for the 39-week periods ended October 30, 2004 and October 29, 2005 are derived from NDSG’s unaudited quarterly consolidated financial statements and, based upon representations made to Bon-Ton by Saks in the Purchase Agreement, in the opinion of our management, includes all adjustments (consisting of normal recurring items) necessary for the fair presentation of the results for such periods. Saks’ policy is to allocate certain corporate expenses to each of its businesses as if that business were operated as a separate legal corporate entity. For the fiscal year ended February 1, 2003, January 31, 2004 and January 29, 2005 and for the 39 weeks ended October 30, 2004 and October 29, 2005, Saks’ allocation of these expenses to NDSG were $95,636, $115,747, $125,882, $91,796 and $101,752, respectively. This information should be read in conjunction with the audited consolidated financial statements for NDSG and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG” included elsewhere in this offering memorandum. The results of operations for the 39-week period ended October 29, 2005 may not be indicative of the results of operations to be expected for the full fiscal year.

	Fiscal Year Ended (1)			39 Weeks Ended

	Feb. 1,	Jan. 31,	Jan. 29,	Oct. 30,	Oct. 29,
	2003	2004	2005	2004	2005

	(dollars in thousands)
Statement of Operations Data:
Net sales	$2,153,109	$2,142,466	$2,162,673	$1,459,787	$1,453,020
Cost of sales (excluding depreciation and amortization)	1,358,273	1,336,088	1,354,363	911,480	904,261

Gross margin	794,836	806,378	808,310	548,307	548,759

Selling, general and administrative expenses	488,746	512,813	523,110	378,368	384,153
Other operating expenses:
Property and equipment rentals	62,852	62,037	59,565	44,962	43,791
Depreciation	55,030	58,566	61,910	45,884	48,146
Taxes other than income taxes	54,854	53,144	55,311	41,375	42,141
Store pre-opening costs	1,282	2,060	1,090	1,031	1,295
Impairments and dispositions	7,325	(2,792)	6,346	5,575	—
Integration charges	9,983	(46)	—	—	—

Operating income	114,764	120,596	100,978	31,112	29,233
Interest expense on capital lease obligations	8,779	8,538	8,442	6,276	6,249

Income before provision for income taxes	105,985	112,058	92,536	24,836	22,984
Provision for income taxes	43,001	46,140	37,334	10,005	9,239

Net income	$62,984	$65,918	$55,202	$14,831	$13,745

Other Financial Data:
Net cash provided by (used in):
Operating activities	$135,568	$74,205	$130,147	$(19,022)	$38,681
Investing activities	(34,420)	(57,478)	(63,871)	(50,998)	(40,558)
Financing activities	(101,094)	(16,791)	(65,978)	70,109	1,633
Capital expenditures	35,931	69,894	68,490	56,378	40,558
Balance Sheet Data (at end of period):
Cash and cash equivalents	$3,093	$3,029	$3,327	$3,118	$3,083
Working capital	341,162	357,225	338,317	435,459	364,167
Total assets	1,263,922	1,220,710	1,242,601	1,365,452	1,302,524
Total debt(2)	33,790	33,795	33,803	33,801	33,809
Store Operating Data:
Number of stores	148	146	144	145	142
Comparable store sales change	(1.0)%	(1.0)%	0.9%	0.8%	0.0%

(1)	All fiscal years include 52 weeks.
(2)	Total debt is defined as long-term debt plus current maturities of long-term debt, and long-term and current obligations under capital leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
NDSG
Overview
      NDSG is an operator of traditional department stores conducting business under the following nameplates: Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s and Younkers. The stores are principally anchor stores in leading regional or community malls.

39 Weeks Ended October 29, 2005 Compared to 39 Weeks Ended October 30, 2004
      The traditional department store environment continued to remain challenging in the first 39 weeks of fiscal 2005 and, as a result, NDSG experienced essentially flat comparable store sales. NDSG generated a modest increase in gross margin rate due to lower markdown activity; however, NDSG experienced a 50 basis point increase in the selling, general and administrative expenses expense rate due to the decline in total net sales and increased expenses principally related to the retention of key associates necessitated by the announcement of the decision to pursue strategic alternatives for this business. In addition, NDSG incurred an increased allocation of centralized management costs due to the sale of Proffitt’s/McRae’s, another operating unit within Saks.
      NDSG made certain investments in the first 39 weeks of fiscal 2004 and fiscal 2005 that it believes will drive improved operating performance over time, and, additionally, NDSG continues to make targeted capital investments to upgrade the presentation and layout of existing stores and to open new stores where opportunities exist. Such investments resulted in an increase in depreciation over the prior year period.
      NDSG continues to evaluate its real estate portfolio and closes individual underproductive stores in the normal course of business as leases expire or as other circumstances dictate. NDSG also performs an asset impairment analysis at each fiscal year end or as changes in circumstances dictate. No impairments or dispositions of underproductive stores have occurred in the 39 weeks ended October 29, 2005. In the 39 weeks ended October 30, 2004, this process resulted in a net charge of $5.6 million.
      The operating factors above resulted in a decline in operating income from $31.1 million in the 39 weeks ended October 30, 2004 to $29.2 million in the 39 weeks ended October 29, 2005.

      Results of Operations. The following table sets forth, for the periods indicated, selected items from NDSG’s consolidated statements of income, expressed as percentages of net sales (numbers may not total due to rounding):

	39 Weeks Ended

	Oct. 30, 2004	Oct. 29, 2005

Net sales	100.0%	100.0%
Cost of sales (excluding depreciation and amortization)	62.4	62.2

Gross margin	37.6	37.8
Selling, general and administrative expenses	25.9	26.4
Other operating expenses:
Property and equipment rentals	3.1	3.0
Depreciation	3.1	3.3
Taxes other than income taxes	2.8	2.9
Store pre-opening costs	0.1	0.1
Impairments and dispositions	0.4	0.0

Operating income	2.1	2.0
Interest expense on capital lease obligations	(0.4)	(0.4)

Income before provision for income taxes	1.7	1.6
Provision for income taxes	0.7	0.6

Net income	1.0%	0.9%

      Discussion of Operating Income. The following table shows the changes in operating income from the 39-week period ended October 30, 2004 to the 39-week period ended October 29, 2005:

(dollars in millions)

Operating Income for the 39-week period ended October 30, 2004	$31.1
Store sales and margin	0.5
Selling, general and administrative expenses	(5.8)
Other operating expenses	(2.2)
Impairments and dispositions	5.6

Increase (Decrease)	(1.9)

Operating Income for the 39-week period ended October 29, 2005	$29.2

      The significant factors that resulted in the decrease in operating income from the 39-week period ended October 30, 2004 to the 39-week period ended October 29, 2005 include a 0.5% decline in net sales, a 20 basis point increase in gross margin rate due to lower markdown activity, expense increases related to retention of key associates due to the announcement of the decision to pursue strategic alternatives for this business, higher depreciation costs associated with capital investments, and an increased allocation of centralized management costs due to the sale of the Proffitt’s/McRae’s operating unit. These factors were partially offset by a non-recurring store impairment charge recognized in 2004.
      Net Sales. Net sales decreased $6.8 million from the 39 weeks ended October 30, 2004 to the 39 weeks ended October 29, 2005 driven primarily by the impact of store closures. Comparable store sales were essentially flat year-over-year ($0.3 million increase), while the sale or closure of underproductive stores resulted in a $14.3 million decline in net sales. This decline was offset by $7.2 million of sales generated by new stores.
      Same store sales are calculated on a rolling 13-month basis. Thus, to be included in the comparison, a store must be open for 13 months. The additional month is used to transition the first month impact of a new store opening. Correspondingly, closed stores are removed from the same store sales comparison when they begin liquidating merchandise. Expanded, remodeled, converted and re-branded stores are included in the same store sales comparison, except for the periods in which they are closed for remodeling and renovation.
      Gross Margin. Gross margin increased $0.5 million, which represents a 0.2% increase as a percentage of sales, from the 39 weeks ended October 30, 2004 to the 39 weeks ended October 29, 2005. Gross margin at comparable stores increased $2.8 million from the 39 weeks ended October 30, 2004 to the 39 weeks ended October 29, 2005 due to lower markdown activity. $2.1 million of incremental gross margin was contributed by new stores. This was offset by the loss of $4.4 million in gross margin from the sale or closure of stores.
      Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”) increased $5.8 million from the 39 weeks ended October 30, 2004 to the 39 weeks ended October 29, 2005, largely due to an increase in same store SG&A expenses and a $5.8 million expense related to retention compensation for key associates during the strategic alternatives process. SG&A for comparable stores increased $4.2 million, or 1.4%, from the 39 weeks ended October 30, 2004 to the 39 weeks ended October 29, 2005. In addition, NDSG’s allocated share of centralized management costs increased $0.7 million due to the sale of the Proffitt’s/McRae’s operating unit. The increases in SG&A were partially offset by a reduction related to net store closures and a $3.2 million reduction in fees associated with a supply chain initiative. The effect of new and closed stores resulted in an SG&A reduction of $2.0 million.
      SG&A as a percentage of net sales increased to 26.4% in the 39 weeks ended October 29, 2005 from 25.9% in the 39 weeks ended October 30, 2004. The rate increase was driven by the expense increases detailed above combined with lower year-over-year sales.
      Other Operating Expenses. Other operating expenses for the 39 weeks ended October 29, 2005 increased by $2.1 million from the 39 weeks ended October 30, 2004 driven by higher depreciation expense related to capital investment in infrastructure for new and existing stores put in place during the prior year period and increased payroll taxes related to associate compensation increases. These increases were partially offset by lower rent expense due to store closures. Other operating expenses as a percentage of net sales were 9.3% in the 39 weeks ended October 29, 2005 compared to 9.1% in the 39 weeks ended October 30, 2004.
      Impairments and Dispositions. In the 39 weeks ended October 30, 2004, NDSG recognized net charges from impairments and dispositions of $5.6 million, which consisted primarily of impairment charges for closed stores. There were no such impairments and dispositions in the 39 weeks ended October 29, 2005.
      Interest Expense. Interest expense, which consists solely of interest related to capital leases, was flat from the 39 weeks ended October 30, 2004 to the 39 weeks ended October 29, 2005, and was 0.4% of sales in both years.
      Income Taxes. The effective tax rate was 40.2% for the 39 weeks ended October 29, 2005 and 40.3% for the 39 weeks ended October 30, 2004. The effective tax rate reflects expected federal and state income tax rates for NDSG as calculated on a separate tax return basis.

Fiscal 2004 Compared to Fiscal 2003
      The traditional department store environment was challenging in fiscal 2004 and, as a result, NDSG generated very modest comparable store sales increases (less than 1%). NDSG also experienced a modest decline in gross margin rate due to higher markdown activity; however, NDSG was able to manage store operating expenses in a manner that resulted in year-over-year increases that were commensurate with the limited sales increases.
      NDSG made certain investments in fiscal 2004 that it believes will drive improved operating performance in the future. One such investment relates to a supply chain initiative that identified opportunities to improve inventory management, thus driving higher future gross margin rate performance. In addition, NDSG continues to make targeted capital investments to upgrade the presentation and layout of existing stores and to open new stores where opportunities exist.

      NDSG continues to evaluate its real estate portfolio and closes individual underproductive stores in the normal course of business as leases expire or as other circumstances indicate, as well as performs an asset impairment analysis at each fiscal year end. In fiscal 2003, this process resulted in a net gain of $2.8 million as the sale proceeds from certain assets exceeded their carrying values. In fiscal 2004, this process resulted in a net charge of $6.3 million.
      The operating factors discussed above resulted in a decline in net income from $65.9 million in fiscal 2003 to $55.2 million in fiscal 2004.
      Results of Operations. The following table sets forth, for the periods indicated, selected items from NDSG’s consolidated statements of income, expressed as percentages of net sales (numbers may not total due to rounding):

	Year Ended

	Jan. 31,	Jan. 29,
	2004	2005

Net sales	100.0%	100.0%
Cost of sales (excluding depreciation and amortization)	62.4	62.6

Gross margin	37.6	37.4
Selling, general and administrative expenses	23.9	24.2
Other operating expenses:
Property and equipment rentals	2.9	2.8
Depreciation	2.7	2.9
Taxes other than income taxes	2.5	2.6
Store pre-opening costs	0.1	0.1
Impairments and dispositions	(0.1)	0.3
Integration charges	0.0	0.0

Operating income	5.6	4.7
Interest expense on capital lease obligations	(0.4)	(0.4)

Income before provision for income taxes	5.2	4.3
Provision for income taxes	2.2	1.7

Net income	3.1%	2.6%

      Discussion of Operating Income. The following table shows the changes in operating income from fiscal 2003 to fiscal 2004:

(dollars in
millions)

Fiscal 2003 Operating Income	$120.6
Store sales and margin	1.9
Selling, general and administrative expenses	(10.3)
Other operating expenses	(2.1)
Impairments and dispositions	(9.1)

Increase (Decrease)	(19.6)

Fiscal 2004 Operating Income	$101.0

      The significant factors that resulted in the decrease in operating income from fiscal 2003 to fiscal 2004 include minimal sales growth and lower gross margin rates due to the challenging traditional department store operating environment, expense increases related to supply chain initiatives, reduced contribution from the proprietary credit card business due to the sale of the portfolio in April 2003, and a non-recurring gain associated with the sale of a store in fiscal 2003.

      Net Sales. Net sales increased $20.2 million from fiscal 2003 to fiscal 2004, driven primarily by a 0.9% increase in comparable store sales. In addition to the comparable store sales increase, sales generated from new stores added $25.4 million and were offset by a decline in sales of $18.9 million from the sale or closure of underproductive stores.
      Comparable store sales are calculated on a rolling 13-month basis. Thus, to be included in the comparison, a store must be open for 13 months. The additional month is used to transition the first month impact of a new store opening. Correspondingly, closed stores are removed from the comparable store sales comparison when they begin liquidating merchandise. Expanded, remodeled, converted and re-branded stores are included in the comparable store sales comparison, except for the periods in which they are closed for remodeling and renovation.
      Gross Margin. Gross margin increased $1.9 million, which represents a 0.2% reduction as a percentage of sales, from fiscal 2003 to fiscal 2004. Gross margin at comparable stores declined $0.3 million from fiscal 2003 to fiscal 2004 as higher markdown activity was partially offset by gross margin from increased net sales. $9.5 million of incremental gross margin contribution related to new stores, and was partially offset by the loss of $7.3 million in gross margin from the sale or closure of stores.
      Selling, General and Administrative Expenses. SG&A increased $10.3 million, or 2.0%, from fiscal 2003 to fiscal 2004, largely due to supply chain initiatives and the sale of the proprietary credit card portfolio in April 2003. The supply chain initiatives represent $6.6 million of the SG&A increase while the sale of the proprietary credit card portfolio resulted in an SG&A increase of $5.0 million. SG&A for comparable stores were relatively flat in fiscal 2004 compared to fiscal 2003, increasing $3.3 million, or less than 1%. The effect of new and closed stores added $1.0 million of additional expenses to SG&A.
      The aforementioned increases in SG&A from fiscal 2003 to fiscal 2004 were partially offset by reductions related to non-recurring store exit costs in fiscal 2003 and reduced associate bonus expense due to below target performance.
      SG&A as a percentage of net sales increased to 24.2% in fiscal 2004 from 23.9% in fiscal 2003. The rate increase reflected the expense increases detailed above coupled with modest sales growth.
      Other Operating Expenses. Other operating expenses in fiscal 2004 increased by $2.1 million from fiscal 2003 driven by higher depreciation expense related to capital investment in new and existing stores and increased payroll taxes related to associate compensation increases. These increases were partially offset by lower rent expense due to store closures. Other operating expenses as a percentage of net sales were 8.4% in fiscal 2004 compared to 8.2% in fiscal 2003.
      Impairments and Dispositions. NDSG recognized net charges from impairments and dispositions of $6.3 million and ($2.8) million in fiscal 2004 and fiscal 2003, respectively. Current year charges were principally due to asset impairments and lease termination costs. The prior year net gain consisted of a gain associated with the sale of a store partially offset by asset impairments and lease termination costs.
      Interest Expense. Interest expense, which consists solely of interest related to capital leases, was flat from fiscal 2003 to fiscal 2004, and was 0.4% of sales in both years.
      Income Taxes. The effective income tax rate was 40.3% for 2004 and 41.2% for 2003. The effective tax rate reflects expected federal and state income tax rates for NDSG as calculated on a separate tax return basis.

Fiscal 2003 Compared to Fiscal 2002
      The traditional department store environment was challenging in fiscal 2003 and, as a result, comparable store sales declined 1.0%. NDSG experienced an increase in gross margin rate due to a reduction in buying costs related to the consolidation of the Younkers and Carson Pirie Scott divisional offices. The consolidation of Younkers and Carson Pirie Scott also resulted in a year-over-year reduction in operating expenses, which offsets a modest increase in ongoing operations. NDSG continues to make targeted capital investments to upgrade the presentation and layout of existing stores and to open new stores where opportunities exist.

      NDSG continues to evaluate its real estate portfolio and closes individual underproductive stores in the normal course of business as leases expire or as other circumstances indicate, as well as performs an asset impairment analysis at each fiscal year end. In fiscal 2003, this process resulted in a net gain of $2.8 million as the sale proceeds from certain assets exceeded their carrying values. In fiscal 2002, this process resulted in a net charge of $3.4 million.
      The operating factors discussed above resulted in an increase in net income from $63.0 million in fiscal 2002 to $65.9 million in fiscal 2003.
      Results of Operations. The following table sets forth, for the periods indicated, selected items from NDSG’s consolidated statements of income, expressed as percentages of net sales (numbers may not total due to rounding):

	Year Ended

	Feb. 1,	Jan. 31,
	2003	2004

Net sales	100.0%	100.0%
Cost of sales (excluding depreciation and amortization)	63.1	62.4

Gross margin	36.9	37.6
Selling, general and administrative expenses	22.7	23.9
Other operating expenses:
Property and equipment rentals	2.9	2.9
Depreciation	2.6	2.7
Taxes other than income taxes	2.5	2.5
Store pre-opening costs	0.1	0.1
Impairments and dispositions	0.3	(0.1)
Integration charges	0.5	0.0

Operating income	5.3	5.6
Interest expense on capital lease obligations	(0.4)	(0.4)

Income before provision for income taxes	4.9	5.2
Provision for income taxes	2.0	2.2

Net income	2.9%	3.1%

      Discussion of Operating Income. The following table shows the changes in operating income from fiscal 2002 to fiscal 2003:

(dollars in
millions)

Fiscal 2002 Operating Income	$114.8
Store sales and margin	11.5
Selling, general and administrative expenses	(24.1)
Other operating expenses	(1.8)
Impairments and dispositions	10.2
Integration charges	10.0

Increase (Decrease)	5.8

Fiscal 2003 Operating Income	$120.6

      The significant factors that resulted in the increase in operating income from fiscal 2002 to fiscal 2003 include expense reductions associated with the consolidation of the Younkers and Carson Pirie Scott divisional offices (including the impact of non-recurring integration charges recognized in fiscal 2002), reduced contribution from the proprietary credit card business due to the sale of the portfolio in April 2003, and declining operating performance driven primarily by lower sales.

      Net Sales. Net sales decreased $10.6 million from fiscal 2002 to fiscal 2003, driven primarily by a 1.0% decrease in comparable store sales, partially offset by net new store sales. Sales generated from new stores added $41.4 million and were offset by a decline in sales of $34.0 million from the sale or closure of underproductive stores.
      Comparable store sales are calculated on a rolling 13-month basis. Thus, to be included in the comparison, a store must be open for 13 months. The additional month is used to transition the first month impact of a new store opening. Correspondingly, closed stores are removed from the comparable store sales comparison when they begin liquidating merchandise. Expanded, remodeled, converted and re-branded stores are included in the comparable store sales comparison, except for the periods in which they are closed for remodeling and renovation.
      Gross Margin. Despite a decline in net sales, gross margin increased $11.5 million from fiscal 2002 to fiscal 2003, which represents a 0.7% increase as a percentage of sales. The increase in gross margin reflects a $7.5 million reduction in buying costs, driven by the consolidation of the Younkers and Carson Pirie Scott buying operations. Net new stores contributed $4.0 million of the year-over-year increase in gross margin.
      Selling, General and Administrative Expenses. SG&A increased $24.1 million, or 4.9%, from fiscal 2002 to fiscal 2003, largely due to the sale of the proprietary credit card portfolio in April 2003, which resulted in an SG&A increase of $16.5 million. This increase was offset by a reduction in division expenses of $5.3 million due to the consolidation of the Younkers and Carson Pirie Scott buying operations.
      All other SG&A expenses grew at a rate of approximately 2.5% year-over-year from fiscal 2002 to fiscal 2003.
      SG&A as a percentage of net sales increased to 23.9% in fiscal 2003 from 22.7% in fiscal 2002. The rate increase reflected the expense increases detailed above coupled with a decline in net sales.
      Other Operating Expenses. Other operating expenses in fiscal 2003 increased by $1.8 million from fiscal 2002 driven by higher depreciation expense related to capital investment in new and existing stores and increased payroll taxes related to associate compensation increases. These increases were partially offset by lower rent expense due to store closures. Other operating expenses as a percentage of net sales were 8.2% in fiscal 2003 compared to 8.1% in fiscal 2002.
      Impairments and Dispositions. NDSG recognized net charges from impairments and dispositions of ($2.8) million and $7.3 million in fiscal 2003 and fiscal 2002, respectively. The 2003 net gain consisted of a gain associated with the sale of a store partially offset by asset impairments and lease termination costs. The 2002 charges were principally due to asset impairments and a write-off of fixed assets associated with the consolidation of the Younkers divisional office into Carson Pirie Scott.
      Integration Charges. NDSG recognized integration charges of $10.0 million in fiscal 2002 which were principally related to costs to consolidate the Younkers and Carson Pirie Scott divisional offices.
      Interest Expense. Interest expense, which consists solely of interest related to capital leases, was flat from fiscal 2002 to fiscal 2003, and was 0.4% of sales in both years.
      Income Taxes. The effective income tax rate was 41.2% for 2003 and 40.1% for 2002. The effective tax rate reflects expected federal and state income tax rates for NDSG as calculated on a separate tax return basis.
Liquidity and Capital Resources

Cash Flow
      NDSG’s primary needs for cash are to acquire or construct new stores, renovate and expand existing stores, provide working capital for new and existing stores and, prior to the Acquisition, service advances from the intercompany investment of its parent, Saks. NDSG anticipates that cash generated from operating activities and intermittent funding from Saks will be sufficient to meet its financial commitments and provide opportunities for future growth.

39 Weeks Ended October 29, 2005 Compared to 39 Weeks Ended October 30, 2004
      Cash provided by (used in) operating activities was $38.7 million for the 39 weeks ended October 29, 2005 and ($19.0) million for the 39 weeks ended October 30, 2004. Cash provided by operating activities principally represents income before depreciation and non-cash charges and after changes in working capital. The $57.7 million increase in the 39 weeks ended October 29, 2005 from the 39 weeks ended October 30, 2004 was largely due to (i) a reduction in income taxes receivable due to Saks’ utilization of net operating loss carryforwards, and (ii) a reduction in merchandise inventory balances.
      Inventory, accounts payable and debt balances fluctuate throughout the year due to the seasonal nature of NDSG’s business. Merchandise inventory balances at October 29, 2005 decreased from October 30, 2004 principally due to a 6% reduction in comparable store inventories resulting from diligent inventory management in a continued challenging sales environment.
      Cash used in investing activities was $40.6 million for the 39 weeks ended October 29, 2005 and $51.0 million for the 39 weeks ended October 30, 2004. Cash used in investing activities principally consists of construction of new stores and renovation and expansion of existing stores and investments in support areas (e.g., technology, distribution centers, e-business infrastructure). The $10.4 million decline was primarily due to a reduction in new store capital projects at NDSG.
      Property and equipment balances at October 29, 2005 decreased from October 30, 2004 balances by $12.4 million primarily due to depreciation on existing assets, partially offset by capital expenditures related to new store additions, expansions, replacements and the remodeling of existing stores during the last twelve months. The balance of goodwill and intangibles at October 29, 2005 did not change from its balance at October 30, 2004.
      Cash provided by financing activities was $1.6 million for the 39 weeks ended October 29, 2005 and $70.1 million for the 39 weeks ended October 30, 2004. The decline was principally attributable to the utilization of cash provided by operating activities to service advances within the intercompany investment from Saks during the 39 weeks ended October 29, 2005.

Fiscal 2004 Compared to Fiscal 2003
      NDSG’s primary needs for cash are to acquire or construct new stores, renovate and expand existing stores, provide working capital for new and existing stores and service advances from the intercompany investment from its parent, Saks. NDSG anticipates that cash generated from operating activities and intermittent funding from Saks will be sufficient to meet its financial commitments and provide opportunities for future growth.
      Cash provided by operating activities was $130.1 million for the fiscal year ended January 29, 2005 and $74.2 million for the fiscal year ended January 31, 2004. Cash provided by operating activities principally represents income before depreciation and non-cash charges and after changes in working capital. The $55.9 million increase in fiscal 2005 from fiscal 2004 was largely due to (i) a reduction in income taxes receivable due to Saks’ utilization of net operating loss carryforwards, (ii) an increase in certain accrued liabilities, and (iii) changes in other operating assets and liabilities.
      Inventory, accounts payable and debt balances fluctuate throughout the year due to the seasonal nature of NDSG’s business. Merchandise inventory balances at January 29, 2005 increased from January 31, 2004 principally due to a change in business practices associated with imported private label merchandise, whereby such inventories were classified in merchandise inventories in the current period and other current assets in the prior period due to shipping terms. Comparable store inventories were essentially flat versus the prior year.
      Cash used in investing activities was $63.9 million for the fiscal year ended January 29, 2005 and $57.5 million for the fiscal year ended January 31, 2004. Cash used in investing activities principally consists of construction of new stores and renovation and expansion of existing stores and investments in support areas (e.g., technology, distribution centers, e-business infrastructure). The $6.4 million increase in cash used was primarily due to a decrease in proceeds received from the sale of stores at NDSG.
      Property and equipment balances at January 29, 2005 were essentially flat to balances at January 31, 2004 as capital expenditures related to new store additions, expansions, replacements and the remodeling of existing stores were offset by depreciation on existing assets during the last twelve months and impairments on closed or sold stores. The balance of goodwill and intangibles at January 29, 2005 did not change from its balance at January 31, 2004.
      Cash used in financing activities was ($66.0) million for the fiscal year ended January 29, 2005 and ($16.8) million for the fiscal year ended January 31, 2004. The change was principally attributable to the utilization of cash provided by operating activities to service advances within the intercompany investment from Saks during the fiscal year ended January 29, 2005.

Cash Balances and Liquidity
      NDSG’s primary sources of short-term liquidity are cash on hand in its stores and funding availability from Saks through the form of intercompany advances. At October 29, 2005 and October 30, 2004, NDSG maintained cash and cash equivalent balances of $3.1 million in each of the periods, respectively, which solely represented cash on hand in stores. At January 29, 2005 and January 31, 2004, NDSG maintained cash and cash equivalent balances of $3.3 million and $3.0 million, respectively, which solely represented cash on hand in stores.

Capital Structure
      NDSG’s capital structure is comprised of capital lease obligations covering various properties and the intercompany investment from Saks. The balance of NDSG’s capital lease obligations at October 29, 2005, October 30, 2004, January 29, 2005 and January 31, 2004 was $33.8 million for each of the periods, respectively. The terms of the capital leases provide the lessor with a security interest in the asset being leased and require NDSG to make periodic lease payments.
      The balance of NDSG’s intercompany investment at October 29, 2005 and October 30, 2004 was $883.7 million and $981.9 million, respectively. The balances of NDSG’s intercompany investment at January 29, 2005 and January 31, 2004 were $868.4 million and $896.9 million, respectively. The intercompany investment is intended to represent the capitalization contributed from Saks, including its equity investment, accumulated net earnings, and the balance of intercompany advances. The advances are used by NDSG, along with proceeds from operating cash flows, for the construction of new, remodeled or expanded stores, and to provide for working capital needs in existing stores.
      NDSG is obligated to fund a cash balance pension plan. NDSG’s current policy is to maintain at least the minimum funding requirements specified by the Employee Retirement Income Security Act of 1974. NDSG contributed approximately $3 million to fund its plan in 2005 and expects minimal funding requirements in 2006.
Contractual Obligations and Off-Balance Sheet Arrangements
      NDSG has not entered into any off-balance sheet arrangements which would be reasonably likely to have a current or future material effect, such as obligations under certain guarantees or contracts; retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements; obligations under certain derivative arrangements; and obligations under material variable interests.
      The principal contractual obligations of NDSG relate to payments required under its capital and operating lease agreements. NDSG also maintains certain purchase obligations, principally consisting of purchase orders for merchandise, store construction contract commitments, maintenance contracts and services agreements and amounts due under employment agreements. Amounts committed under open purchase orders for merchandise inventory are generally cancelable without penalty prior to a date that precedes the vendor’s scheduled shipment date. Other cash obligations include contingent rent payments, amounts that might come due under change-in-control provisions of employment agreements, common area maintenance costs, deferred rentals and pension funding obligations.

	Fiscal 2004
	Payments Due by Period

	Within			After
	1 Year	Years 2-3	Years 4-5	Year 5	Total

	(dollars in millions)
Capital Lease Obligations, including interest	$7	$14	$15	$105	$141
Operating Leases	35	59	47	103	244
Purchase Obligations	210	—	—	—	210

Total Contractual Cash Obligations	$252	$73	$62	$208	$595

      At October 29, 2005, there were no significant changes in NDSG’s contractual obligations from those disclosed at January 29, 2005.
Credit Cards
      Prior to April 15, 2003, NDSG’s proprietary credit cards were issued by National Bank of the Great Lakes (“NBGL”), a wholly owned subsidiary of Saks. Receivables generated from the sale of merchandise on these credit cards were sold by NBGL to another wholly owned subsidiary of Saks which in turn, transferred, conveyed and assigned all its rights and interests in the receivables to a trust. Saks was responsible for administering the credit card program, including the collection and application of funds. Certificates representing undivided beneficial interests in the pool of receivables held in the trust were issued to third-party investors. Proceeds were remitted by the trust as consideration for the conveyance of receivables to the trust. NDSG retained an interest in the trust that was subordinate to the rights of third-party investors to cash flows from receivables and repayment.
      On April 15, 2003, Saks sold its proprietary credit card portfolio, consisting of the proprietary credit card accounts owned by NBGL and NDSG’s ownership interest in the assets of the trust to HSBC.
      As part of the transaction, for a term of ten years and pursuant to a program agreement, HSBC will establish and own proprietary credit card accounts for customers of NDSG’s operating subsidiaries, retain the benefits and risks associated with the ownership of the accounts, receive the finance charge income and incur the bad debts associated with those accounts. Pursuant to a servicing agreement, Saks is obligated to continue to provide key customer service functions, including new account opening, transaction authorization, billing adjustments and customer inquiries, and receive compensation from HSBC for these services during the ten year term.
Capital Needs
      NDSG estimates that capital expenditures for fiscal 2005 will approximate $40 million to $50 million, primarily for the construction of new stores opening in fiscal 2005, initial construction work on stores expected to open in fiscal 2006, store expansions and renovations, enhancements to management information systems and replacement capital expenditures.
      NDSG anticipates that working capital requirements related to new and existing stores and capital expenditures will be funded through cash provided by operations and intercompany advances from Saks.
Critical Accounting Policies and Estimates
      NDSG’s critical accounting policies and estimates are discussed in the notes to its consolidated financial statements included in this offering memorandum. Certain judgments and estimates utilized in implementing these accounting policies are likewise discussed in the notes to those consolidated financial statements. The following discussion aggregates the judgments and uncertainties affecting the application of these policies and estimates the likelihood that materially different amounts would be reported under varying conditions and assumptions.

Revenue Recognition
      Sales and the related gross margin are recorded at the time NDSG’s customers provide a satisfactory form of payment and take ownership of the merchandise. There are accounting judgments and uncertainties affecting the application of this policy, but such judgments and uncertainties do not have a material effect. NDSG estimates the amount of goods that will be returned for a refund and reduces sales and gross margin by that amount. However, given that approximately 15% of merchandise sold is later returned and that the vast majority of merchandise returns are effected within a matter of days of the selling transaction, the risk of NDSG realizing a materially different amount for sales and gross margin than reported in the consolidated financial statements is minimal.

Cost of Sales and Inventory Valuation, Excluding Depreciation and Amortization
      NDSG’s inventory is stated at the lower of LIFO cost or market using the retail method. Under the retail method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio to the retail value of inventories. The cost of the inventory reflected on the consolidated balance sheet is decreased with a charge to cost of sales contemporaneous with the lowering of the retail value of the inventory on the sales floor through the use of markdowns. Hence, earnings are negatively impacted as the merchandise is being devalued with markdowns prior to the sale of the merchandise. The areas requiring significant management judgment include (1) setting the original retail value for the merchandise held for sale, (2) recognizing merchandise for which the customer’s perception of value has declined and appropriately marking the retail value of the merchandise down to the perceived value, and (3) estimating the shrinkage that has occurred through theft during the period between physical inventory counts. These judgments and estimates, coupled with the averaging processes within the retail method, can, under certain circumstances, produce varying financial results. Factors that can lead to different financial results include setting original retail values for merchandise held for sale at too high a level, failing to identify a decline in perceived value of inventories and processing the appropriate retail value markdowns and overly optimistic or overly conservative shrinkage estimates. NDSG believes it has the appropriate merchandise valuation and pricing controls in place to minimize the risk that its inventory values would be materially under-or overvalued.

Credit Card Income and Expenses
      Following the sale of the proprietary credit card business in April 2003, NDSG no longer maintains a retained interest in the credit card receivables. There are minimal accounting judgments and uncertainties affecting the accounting for the credit card program. Initial proceeds allocated to the program and servicing agreement are being amortized into income ratably over the lives of the agreement. Ongoing income associated with honoring the credit cards under the program agreement, promoting the credit cards and servicing the credit cards is recognized monthly contemporaneous with providing these services.
      Prior to the sale, the carrying value of NDSG’s retained interest in credit card receivables required a substantial amount of management judgment and estimates. At the time credit card receivables were sold to third-party investors through the securitization program, generally accepted accounting principles required that NDSG recognize a gain or loss equal to the excess of the estimated fair value of the consideration to be received from the individual interest sold over the cost of the receivables sold. As the receivables were collected, the estimated gains and losses were reconciled to the actual gains and losses.
      Determining the fair value of the consideration to be received from the individual interest sold included estimates of the following amounts associated with the sold portfolio: (1) the gross finance charge income to be generated by the portfolio which required estimates of payment rates, (2) the coupon interest rate due to the third-party investors, (3) bad debts, (4) cost of servicing the portfolio, and (5) assumed cash flow discount rates. The notes to the consolidated financial statements reflect the critical estimates and assumptions utilized.

Items that were considered in making judgments and preparing estimates and factors that can lead to variations in the consolidated financial results were as follows:

•	Finance charge income was billed at a contractual rate monthly and warranted little judgment or estimates. The expected credit card customer payment rate was based on historical payment rates weighted to recent payment rate trends. To the extent credit card customers paid off their balances sooner than estimated, this net gain was reduced. Conversely, if the credit card customers paid off balances over a longer period of time, the net gain was increased.

•	The future coupon interest rate due to the third party-investors was estimated using the fixed interest rates in place and estimated floating interest rates over the estimated life of the portfolio. To the extent floating interest rates increased beyond the increase embedded in the estimates, the net gain was reduced. To the extent floating interest rates did not increase to the level embedded in the estimates, the net gain was increased.

•	Bad debts expected from the sold portfolio were based on historical write-off rates, weighted to recent write-off trends and increased or decreased to reflect management’s outlook for trends to develop over the next 12 to 24 months. To the extent there were positive or negative factors on the credit card customers’ ability or intent to pay off the outstanding balance (e.g. unemployment rates, level of consumer debt or bankruptcy legislation), the actual bad debt to be realized could have exceeded or been less than the amount estimated. Bad debts in excess of those embedded in the estimates reduced the net gain. Conversely, bad debts less than those embedded increased the net gain.

•	Delinquent accounts were written off automatically after the passage of seven months without receiving a monthly payment equal to 80% of the minimum contractual payment. Minimum monthly contractual payments ranged from 5% to 10%. Accounts were written off sooner in the event of customer bankruptcy, customer death or fraud.

•	The cost of servicing the portfolio was estimated using our historical operating costs. This estimate was subject to minimal risk of deviation.

•	The assumed cash flow discount rates were based on the weighted average cost of debt and were subject to typical interest rate volatility in the debt markets.
      The most sensitive assumptions in calculating the gain on sold receivables were the credit card customers’ payment rate, the estimate for bad debts and the assumed cash flow discount rates.
      The following table represents NDSG’s assumptions in measuring the fair value of retained interests in accounts receivable in fiscal 2002:

Weighted average interest rates applied to credit card balances	21.6%
Weighted average payment rate	14.4%
Credit losses expected from the principal amount of receivables sold	3.3%
Weighted average cost of funding	2.8%

Self-Insurance Reserves
      NDSG self-insures a substantial portion of the exposure for costs related primarily to employee medical, workers’ compensation and general liability. Expenses are recorded based on estimates for reported and incurred but not reported claims considering a number of factors, including historical claims experience, severity factors, litigation costs, inflation and other assumptions. Although NDSG does not expect the amount it will ultimately pay to differ significantly from estimates, self-insurance reserves could be affected if future claims experience differs significantly from the historical trends and assumptions.

Depreciation and Recoverability of Capital Assets
      A significant portion of NDSG’s assets at January 29, 2005 is represented by investments in property, equipment and goodwill. Determining appropriate depreciable lives and reasonable assumptions for use in evaluating the carrying value of capital assets requires judgments and estimates.

•	NDSG utilizes the straight-line depreciation method and a variety of depreciable lives. Land is not depreciated. Buildings and improvements are depreciated over 20 to 40 years. Store fixtures are depreciated over 10 years. Equipment utilized in stores (e.g., escalators) and in support areas (e.g., distribution centers, technology) and fixtures in support areas are depreciated over 3 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or their related lease terms, generally ranging from 10 to 20 years. Internally generated computer software is amortized over 3 to 10 years. Generally, no estimated salvage value at the end of the useful life of the assets is considered.

•	When constructing stores, NDSG receives allowances from landlords. The portion of those allowances attributable to the property owned by the landlord is considered a reduction in the capital expenditures related to that store. Allowances in excess of the amounts attributable to the property owned by the landlord are considered improvement allowances and are recorded as deferred rent liabilities that are amortized over the life of the lease. Capital expenditures are also reduced when NDSG receives cash and allowances from merchandise vendors to fund the construction of vendor shops.

•	To the extent NDSG remodels or otherwise replaces or disposes of property and equipment prior to the end of their assigned depreciable lives, NDSG could realize a loss or gain on the disposition. To the extent assets continue to be used beyond their assigned depreciable lives, no depreciation expense is being realized. NDSG reassesses the depreciable lives in an effort to reduce the risk of significant losses or gains at disposition and utilization of assets with no depreciation charges. The reassessment of depreciable lives involves utilizing historical remodel and disposition activity and forward-looking capital expenditure plans.

•	Recoverability of the carrying value of store assets is assessed upon the occurrence of certain events (e.g., opening a new store near an existing store or announcing plans for a store closing) and, absent certain events, annually. The recoverability assessment requires judgment and estimates for future store generated cash flows. The underlying estimates for cash flows include estimates for future sales gross margin rates, inflation and store expenses. For the 39 weeks ended October 30, 2004, fiscal 2004 and fiscal 2003, NDSG recorded $5.6 million, $5.0 million and $0.4 million, respectively, in impairment charges in the normal course of business primarily associated with stores in which the estimated discounted cash flows would not recover the carrying value of the store assets. To the extent management’s estimates for sales growth and gross margin improvement are not realized, future annual assessments could result in impairment charges.

Leases
      NDSG leases stores and distribution centers under operating leases. Store lease agreements generally include rent holidays, rent escalation clauses and contingent rent provisions for percentage of sales in excess of specified levels. Most of NDSG’s lease agreements include renewal periods at NDSG’s option. NDSG recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date NDSG takes possession of the leased space and includes such rent expense in store pre-opening costs. NDSG records tenant improvement allowances and rent holidays as deferred rent liabilities on the consolidated balance sheets and amortizes the deferred rent over the terms of the lease to rent expense in the consolidated statements of income. NDSG records rent liabilities on the consolidated balance sheets for contingent percentage of sales lease provisions when NDSG determines that it is probable that the specified levels will be reached during the fiscal year.

Income and Other Taxes
      The majority of NDSG’s deferred tax assets at October 29, 2005, October 30, 2004, January 29, 2005 and January 31, 2004 consisted of federal and state net operating loss carryforwards that are due from Saks.

Pension Plans
      Pension expense is based on information provided by outside actuarial firms that use assumptions to estimate the total benefits ultimately payable to associates and allocates this cost to service periods. The actuarial assumptions used to calculate pension costs are reviewed annually. The pension plans are valued annually on November 1. The projected unit credit method is utilized in recognizing the pension liabilities.
      Pension assumptions are based upon management’s best estimates, after consulting with outside investment advisors and actuaries, as of the annual measurement date.

•	The assumed discount rate utilized is based upon a corporate bond yield as of the measurement date. The discount rate is utilized principally in calculating NDSG’s pension obligation, which is represented by the Accumulated Benefit Obligation (ABO) and the Projected Benefit Obligation (PBO), and in calculating net pension expense. At November 1, 2004, the discount rate was 5.65%. To the extent the discount rate increases or decreases, NDSG’s ABO is decreased or increased, respectively. The estimated effect of a 0.25% change in the discount rate is $5.0 million on the ABO and $0.4 million on annual pension expense.

•	The assumed expected long-term rate of return on assets is the weighted average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the PBO. It is NDSG’s policy to invest approximately 65% of the pension fund assets in equities, 30% in fixed income securities and 5% in real estate. This expected average long-term rate of return on assets is based principally on the counsel of NDSG’s outside investment advisors. This rate is utilized principally in calculating the expected return on plan assets component of the annual pension expense. To the extent the actual rate of return on assets realized over the course of a year is greater than the assumed rate, that year’s annual pension expense is not affected. Rather, this gain reduces future pension expense over a period of approximately 15 to 20 years. To the extent the actual rate of return on assets is less than the assumed rate, that year’s annual pension expense is likewise not affected. Rather, this loss increases pension expense over approximately 15 to 20 years. During fiscal 2004, NDSG utilized 8.0% as the expected long-term rate of return on assets, which was lowered from the 8.5% utilized in fiscal 2003.

•	The assumed average rate of compensation increases is the average annual compensation increase expected over the remaining employment periods for the participating employees. This rate is estimated to be 4% for the periods following November 1, 2004 and is utilized principally in calculating the PBO and annual pension expense. The estimated effect of a 0.25% change in the assumed rate of compensation increases would not be material to the PBO or annual pension expense.

•	At November 1, 2004, NDSG had unrecognized pension expense of $86.7 million related to the expected return on assets exceeding actual investment returns; actual compensation increases exceeding assumed average rate of compensation and plan amendments, contributions subsequent to the measurement date and other differences between underlying actuarial assumptions and actual results. This delayed recognition of expense is incorporated into the $49.2 million underfunded status of the plans at November 1, 2004. In January 2004, NDSG voluntarily contributed approximately $49 million to the plan to reduce underfunding. During fiscal 2004, NDSG had no contributions to the plan, has contributed approximately $3 million to the plan in fiscal 2005, and expects minimal funding requirements in fiscal 2006.

Inflation and Deflation
      Inflation and deflation affect the costs incurred by NDSG in its purchase of merchandise and in certain components of its SG&A expenses. NDSG attempts to offset the effects of inflation, which has occurred in recent years in SG&A, through price increases and control of expenses, although NDSG’s ability to increase prices is limited by competitive factors in its markets. NDSG attempts to offset the effects of merchandise deflation, which has occurred in recent years, through control of expenses.
Seasonality
      NDSG’s business, like that of most retailers, is subject to seasonal influences, with a significant portion of net sales and net income realized during the second half of the fiscal year, which includes the holiday selling season. In light of these patterns, SG&A expenses are typically higher as a percentage of net sales during the first three fiscal quarters of each year, and working capital needs are greater in the last two fiscal quarters of each year. The increases in working capital needs during the fall season have typically been financed with cash flow from operations and advances from Saks. Generally, more than 30% of NDSG’s net sales and a significant amount of its net income are generated during the fourth fiscal quarter.
Post-Transactions Liquidity and Capital Resources
      On October 29, 2005, Bon-Ton entered into the Purchase Agreement with Saks to acquire NDSG for approximately $1.1 billion in cash, subject to adjustment based on, among other things, NDSG’s adjusted working capital and the amount of certain unfunded NDSG employee benefit plan liabilities upon the completion of the Acquisition.
      The Acquisition is expected to close on the date of issuance of the notes offered hereby. Bon-Ton will use the net proceeds from this offering, together with borrowings under the new senior secured credit facility and the new mortgage loan facility, to finance the acquisition of NDSG, to pay related fees and expenses and to repay outstanding borrowings under the Credit Agreement.
      Bon-Ton has received a commitment letter from Bank of America, N.A. and Citigroup Global Markets Inc. to provide a senior unsecured loan to fund at least $600.0 million for the Acquisition (the “Bridge Loan”), to be funded if the offering of the notes does not close concurrent with the completion of the Acquisition. The Bridge Loan would be guaranteed by all of the existing and future guarantors under the new senior secured credit facility. Bon-Ton would fund the remaining portion of the purchase price from available borrowings under a senior secured credit facility.
Post-Transactions Debt
      At October 29, 2005, on a pro forma basis after giving effect to the Transactions, we would have had approximately $1.4 billion principal amount of consolidated debt, consisting of $502.0 million under the new senior secured credit facility, $260.0 million under the new mortgage loan facility, $525.0 million principal amount of the notes offered hereby, $74.0 million of existing capital leases and $18.1 million of existing mortgage notes. Principal and interest payments under our debt obligations will represent significant liquidity requirements for us. Borrowings under our new senior secured credit facility will bear interest at floating rates based upon the interest rate options selected by the Company. In addition to paying interest on the outstanding principal amount of borrowings under the new senior secured credit facility, we are required to pay a commitment fee to the lenders for unused commitments at a rate of 0.25% per annum and certain other fees. Borrowings under our new mortgage loan facility will bear interest at a fixed rate to be determined when we enter into this facility. The new senior secured credit facility and the notes offered hereby will impose restrictions on our operations, including our ability to make capital expenditures and incur additional debt. These restrictions could limit our ability to respond to unanticipated liquidity demands and to take advantage of business opportunities. See “Description of Certain Debt” for a more detailed description of the new senior secured credit facility and the new mortgage loan facility.

Capital Expenditures
      For the 52 weeks ended October 29, 2005, Bon Ton spent $26.6 million on capital expenditures, and NDSG spent $52.7 million on capital expenditures. We expect to spend approximately $90 million per year on capital expenditures over the next three years.
Sources of Liquidity
      Following the Transactions, our principal source of cash to fund our liquidity needs will be cash from operating activities and borrowings under the new senior secured credit facility. Amounts available under the new senior secured credit facility may be used for general corporate purposes and working capital. We believe that cash generated from operations, together with amounts available under the new senior secured credit facility, will be adequate to meet our debt service requirements, working capital needs, capital expenditures and integration costs for at least the 12 months following the completion of the Transactions. Our future operating performance and ability to service or refinance the notes and the new credit facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Bon-Ton leases its Oil City, Pennsylvania store from Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The rental payments under this lease were $223,500 during fiscal 2004 and $167,625 during the 39 weeks ended October 29, 2005. The Oil City lease terminates on July 31, 2011, and Bon-Ton has four five-year renewal options. Ms. Grumbacher is the wife of Tim Grumbacher, Bon-Ton’s Executive Chairman of the Board.
      Michael L. Gleim, a non-employee director, rendered consulting services to Bon-Ton during fiscal 2004 for which he was paid $174,537. In addition, Mr. Gleim received a $50,000 supplemental retirement benefit during fiscal 2004 from Bon-Ton pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of Bon-Ton from 1995 to 2002. During the 39 weeks ended October 29, 2005, Mr. Gleim was paid $56,250 for consulting services and he received a supplemental retirement benefit of $38,466.

DESCRIPTION OF CERTAIN DEBT
Our Proposed New Senior Secured Revolving Credit Facility

General
      Our new senior secured credit facility will provide for up to $1.0 billion of revolver borrowings. This facility will include a last in, first out revolving credit facility of up to $900.0 million and a first in, last out revolving credit facility of up to $100.0 million and will have a sub-limit of $150.0 million for the issuance of standby and documentary letters of credit. All borrowings under the facility will be limited by amounts available pursuant to a borrowing base calculation, which will be based on stated percentages of eligible inventory, real estate and fixed assets, with a reduction for applicable reserves. As part of the new senior secured credit facility, Bank of America, N.A., and possibly other lenders, will make available certain swing line loans in an aggregate amount not to exceed $75.0 million at any one time outstanding. The borrowers under the new senior secured credit facility will be The Bon-Ton Department Stores, Inc., Elder-Beerman, Herberger’s Department Stores, LLC and Parisian, Inc. The borrowers will be jointly and severally liable for all of the obligations incurred under the new senior secured credit facility and those obligations will be guaranteed on a joint and several basis by The Bon-Ton Stores, Inc. and the other guarantors that are not borrowers under the new senior secured credit facility. The proceeds of these loans will be used to pay the outstanding loans under our existing senior secured credit facility, to pay a portion of the purchase price for the Acquisition and for other general corporate purposes.

Interest
      Borrowings under the new senior secured credit facility will be at either (i) the prime rate established by Bank of America, N.A., from time to time, plus the applicable margin (the “Prime Rate”) or (ii) the LIBOR Rate from time to time plus the applicable margin (the “LIBOR Rate”). A Prime Rate loan will be due and payable monthly in arrears. A LIBOR Rate loan will be payable at the end of each interest period (or every three months if the interest period is greater than three months). The applicable margin will be determined by the excess availability under our credit line. Applicable margins range from 0.0% for Prime Rate last in, first out revolving credit loans when there is greater than $100.0 million in excess availability to 3.50% for LIBOR Rate first in, last out revolving credit loans when there is less than $100.0 million in excess availability. The swing line loans will bear interest at the same rate applicable to last in, first out Prime Rate loans. We will be required to pay a commitment fee to the lenders for unused commitments at a rate of 0.25% to 0.30% per annum, based on excess availability under the facility.

Maturity
      The new senior secured credit facility will expire at the end of five full years, which we anticipate will be in March 2011.

Security and Guarantees
      The new senior secured credit facility will be secured by a first priority security position on substantially all of the current and future assets of the borrowers and the guarantors, including, but not limited to, inventory, general intangibles, trademarks, equipment, certain real estate (other than owned real estate subject to existing mortgages or mortgages created under our new mortgage loan facility and leasehold interests) and proceeds from any of the foregoing, subject to certain exceptions and liens, provided that the pledge of stock of any foreign subsidiaries will be limited to 65% of the outstanding equity interests of such foreign subsidiary. The new senior secured credit facility will be guaranteed by the guarantors, which will include The Bon-Ton Stores, Inc. and each of its existing and future subsidiaries that is not a borrower, other than immaterial subsidiaries and special purpose entities. All of the guarantees under the new senior secured credit facility will be guarantees of payment and not of collection. The lenders under our new senior secured credit facility will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that facility.

Covenants
      Financial covenants contained in the new senior secured credit facility will require that the minimum excess availability under the facility be greater than $75.0 million at all times. Other covenants in the new senior secured credit facility will require that we provide the lenders with certain financial statements, forecasts and other reports, borrowing base certificates and notices and comply with various federal, state and local rules and regulations. In addition, there will be certain limitations on our activities, including limitations on:

•	any debt we may have in addition to the new senior secured credit facility and the terms of that debt;

•	acquisitions, joint ventures and investments;

•	mergers and consolidations;

•	disposition of property;

•	dividends by the borrowers, guarantors or their subsidiaries;

•	transactions with affiliates;

•	capital expenditures;

•	changes in our business or corporate structure;

•	prepaying, redeeming or repurchasing certain debt;

•	changes in accounting policies or reporting practices;

•	becoming a general partner in any partnership;

•	speculative transactions; and

•	participation in a passive holding company.

Events of Default
      Our new senior secured credit facility may be terminated upon the occurrence of certain events of default (subject to applicable grace periods for certain defaults) including:

•	failure to pay principal, interest or fees when due;

•	material breach of the warranties or failure to perform the covenants in the new senior secured credit facility;

•	default under certain other debt;

•	entry of certain monetary judgments against us that are not discharged in stated periods of time;

•	a change of control;

•	customary ERISA defaults;

•	an impairment or asserted invalidity of the loan documentation or the collateral under the new senior secured credit facility; and

•	our inability to pay debts or bankruptcy.
Our Proposed New Mortgage Loan Facility

General
      Concurrently with the completion of the Acquisition, Bank of America, N.A. will provide our proposed new mortgage loan facility for an aggregate principal amount of $260.0 million. The new mortgage loan facility will be for a term of ten years and will be secured by mortgages on 23 retail stores and one distribution center owned by our wholly owned bankruptcy-remote special purpose entities. Each special purpose entity will enter into a lease with each of our subsidiaries operating on its properties. A portion of the rental income received under these leases will be used to pay the debt service under our new mortgage loan facility. The leases will be guaranteed by The Bon-Ton Stores, Inc.

Maturity
      The proposed new mortgage loan facility will require level monthly payments of principal and interest based on an amortization period of 25 years and the balance outstanding at the end of ten years will then become due and payable.

Interest
      The interest rate for the new mortgage loan facility will be a fixed rate determined at the time of closing and will be equal to the sum of (a) the yield-to-maturity for the on-the-run 10-year U.S. Treasury bond plus (b) the 10-year mid-market swap spread (each of (a) and (b) as determined by the lender) plus (c) 0.99%; provided, however, the interest rate shall not be less than 5.75% per annum. Assuming the new mortgage loan facility had closed on January 28, 2006, the interest rate would have been 6.0% per annum and the aggregate annual principal and interest payments would have been $20.1 million.

Security, Leases and Guarantees
      The proposed new mortgage loan facility will be secured by mortgages on 23 retail stores, containing approximately 3.1 million rentable square feet of retail space, and one distribution center, containing approximately 520,000 rentable square feet of distribution space, owned by the special purpose entities. Collectively, these properties have an appraised value of approximately $328 million.
      Each special purpose entity will enter into a lease with each of our subsidiaries operating on its properties. The leases will be triple net leases with 15-year terms at market rents and will be guaranteed by The Bon-Ton Stores, Inc. Rent payments will exceed the debt service under our new mortgage loan facility, which debt service will be paid from a portion of the rental income paid to the special purpose entities. We currently anticipate that the aggregate annual lease payments will be approximately $26 million. The excess of the amounts received by the special purpose entities under the leases over the amounts required to make debt service payments and pay certain related expenses under the new mortgage loan facility may be available for distribution to the issuer to the extent such distributions would not violate the financial covenants or result in an event of default under the new mortgage loan facility. The lenders under our new mortgage loan facility will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that facility.

Covenants
      Financial covenants contained in the new mortgage loan facility will require that the special purpose entities maintain certain EBITDA thresholds. In addition, the proposed new mortgage loan facility will contain covenants requiring the special purpose entities to provide the lenders with certain financial statements and other reports as well as other covenants that are usual and customary for a transaction of this type.

Events of Default
      Our proposed new mortgage loan facility may become immediately due and payable upon the occurrence of certain events of default that are usual and customary for a transaction of this type, including a change of control or a special purpose entity’s failure to make payments of principal, interest or fees required by the terms of the new mortgage loan facility when due. Upon the occurrence of an event of default, as defined in the loan agreement governing the new mortgage loan facility, or in the event that the EBITDA of one or both of the special purpose entities falls below certain thresholds, the lender under the new mortgage loan facility may retain the excess of rent payments over debt service payments as security for the obligations of the special purpose entities under the new mortgage loan facility until the earlier of such time as the event of default has been cured or the debt under the new mortgage loan facility has been paid, as applicable.
Capital Leases
      At January 29, 2005, NDSG carried capital leases in an aggregate amount of $33.8 million for obligations associated with six NDSG anchor store locations. These capital leases will remain outstanding following the Acquisition. Assuming the completion of the Transactions on October 29, 2005, these capital leases would have had a value of approximately $74 million.
Existing Mortgage Note Facility
      On May 17, 1996, four special purpose entities, wholly owned by the issuer, entered into a $23.4 million twenty-year mortgage agreement secured by four stores in Rochester, New York owned by those special purpose entities. The existing mortgage notes have principal payable in varying monthly installments through June 2016 and interest payable monthly at 9.62%. The mortgages are secured by land and buildings which, as of October 29, 2005, had an aggregate net book value of $19.1 million. The special purpose entities lease the four Rochester, New York stores to the issuer, pursuant to triple net leases, and the debt service under the existing mortgage notes is paid from the rental income on these properties. The aggregate annual premium rental payments received by the special purpose entities under the leases are $2.6 million. The aggregate annual debt service payments on the existing mortgage notes are $2.6 million. As of October 29, 2005, there was an aggregate principal amount of $17.1 million of mortgage notes outstanding. The lenders under our existing mortgage note facility will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that facility.

NORTHERN DEPARTMENT STORE GROUP
Consolidated Financial Statements and Footnotes
NOTE: In the following Consolidated Financial Statements and Footnotes for Northern Department Store
Group, the terms “NDSG,” “Company,” “we,” “us,” and “our” refer to the Northern Department Store Group of Saks Incorporated and the term “Saks” refers to Saks Incorporated.

REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Shareholders of Saks Incorporated
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, statements of changes in intercompany investment and statements of cash flows present fairly, in all material respects, the financial position of the Northern Department Store Group (“NDSG”) and its subsidiaries at January 29, 2005 and January, 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
September 30, 2005

NORTHERN DEPARTMENT STORE GROUP
Consolidated Statements of Income

	Year Ended

	January 29,	January 31,	February 1,
	2005	2004	2003

	(in thousands)
Net sales	$2,162,673	$2,142,466	$2,153,109
Cost of sales (excluding depreciation and amortization)	1,354,363	1,336,088	1,358,273

Gross margin	808,310	806,378	794,836
Selling, general and administrative expenses	523,110	512,813	488,746
Other operating expenses:
Property and equipment rentals	59,565	62,037	62,852
Depreciation	61,910	58,566	55,030
Taxes other than income taxes	55,311	53,144	54,854
Store pre-opening costs	1,090	2,060	1,282
Impairments and dispositions	6,346	(2,792)	7,325
Integration charges	—	(46)	9,983

Operating income	100,978	120,596	114,764
Interest expense on capital lease obligations	(8,442)	(8,538)	(8,779)

Income before provision for income taxes	92,536	112,058	105,985
Provision for income taxes	37,334	46,140	43,001

Net income	$55,202	$65,918	$62,984

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Consolidated Balance Sheets

	January 29,	January 31,
	2005	2004

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$3,327	$3,029
Merchandise inventories	481,061	453,711
Income taxes receivable (Due from Saks Incorporated)	71,130	57,721
Other current assets	32,926	56,730
Deferred income taxes, net	—	2,293

Total current assets	588,444	573,484
Property and equipment, net of depreciation	443,751	443,704
Goodwill and intangibles	172,000	172,000
Deferred income taxes, net	25,867	17,671
Other assets	12,539	13,851

Total Assets	$1,242,601	$1,220,710

LIABILITIES AND INTERCOMPANY INVESTMENT
Current Liabilities (Due to Saks Incorporated)
Accounts payable	$95,944	$92,759
Accrued expenses	90,198	74,997
Income taxes payable	42,970	26,947
Accrued compensation and related items	17,385	17,715
Sales taxes payable	3,363	3,841
Deferred income taxes, net	267	—

Total current liabilities	250,127	216,259
Capital lease obligations	33,803	33,795
Other long-term liabilities	90,296	73,727

COMMITMENTS AND CONTINGENCIES (Note 8)
Total Intercompany Investment	868,375	896,929

Total Liabilities and Intercompany Investment	$1,242,601	$1,220,710

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Consolidated Statements of Changes in Intercompany Investment

Total
Intercompany
Investment

(in thousands)
Balance at February 2, 2002	$925,435
Net income	62,984
Change in minimum pension liability	(38,483)
Change in intercompany investment	(100,905)

Balance at February 1, 2003	849,031
Net income	65,918
Change in minimum pension liability	(1,224)
Change in intercompany investment	(16,796)

Balance at January 31, 2004	896,929
Net income	55,202
Change in minimum pension liability	(17,769)
Change in intercompany investment	(65,987)

Balance at January 29, 2005	$868,375

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Consolidated Statements of Cash Flows

	Year Ended

	January 29,	January 31,	February 1,
	2005	2004	2003

	(in thousands)
Operating activities
Net income	$55,202	$65,918	$62,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61,910	58,566	55,030
Deferred income taxes	(5,636)	19,193	(9,865)
Impairments and dispositions	6,346	(2,792)	7,325
Changes in operating assets and liabilities:
Retained interest in accounts receivable	—	83,665	(14,434)
Merchandise inventories	(27,350)	(43,524)	(6,822)
Other current assets	10,395	(23,004)	10,325
Accounts payable and accrued liabilities	32,221	(41,865)	47,763
Other operating assets and liabilities	(2,941)	(41,952)	(16,738)

Net cash provided by operating activities	130,147	74,205	135,568

Investing activities
Expenditures for property and equipment	(68,490)	(69,894)	(35,931)
Proceeds from sale of stores and property and equipment	4,619	12,416	1,511

Net cash used in investing activities	(63,871)	(57,478)	(34,420)

Financing activities
Payments on capital lease obligations	9	5	(189)
Net change in intercompany investment	(65,987)	(16,796)	(100,905)

Net cash used in financing activities	(65,978)	(16,791)	(101,094)

Net increase (decrease) in cash and cash equivalents	298	(64)	54
Cash and cash equivalents at beginning of year	3,029	3,093	3,039

Cash and cash equivalents at end of year	$3,327	$3,029	$3,093

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements
(in thousands)
NOTE 1 — OVERVIEW
Background
      On April 29, 2005, Saks Incorporated (“Saks”) announced that it was exploring strategic alternatives for its Northern Department Store Group (hereinafter “NDSG” or the “Company”) which operates under the following nameplates: Younkers, Herberger’s, Carson Pirie Scott, Bergner’s and Boston Store (“Carson’s”). The strategic alternatives for NDSG could include its sale. NDSG currently operates as a traditional department store retailer, and its stores are principally anchor stores in leading regional or community malls. The stores typically offer a broad selection of upper-moderate to better fashion apparel, shoes, accessories, jewelry, cosmetics and decorative home furnishings. The Company currently has 143 stores that operate throughout 12 Northern states. The Company also has administrative facilities in Milwaukee, Wisconsin; Des Moines, Iowa and St. Cloud, Minnesota as well as distribution facilities in Rockford, Illinois; Naperville, Illinois; Ankeny, Iowa and Greenbay, Wisconsin.
Basis of Presentation
      Saks is a retailer currently operating, through subsidiaries, traditional and luxury department stores. Saks operates its traditional department stores as the Saks Department Store Group (“SDSG”), which consists of stores operated under the following operating companies: Northern Department Store Group Proffitt’s, Parisian and Club Libby Lu specialty stores. Saks also operates Saks Fifth Avenue Enterprises (“SFAE”), which consists of Saks Fifth Avenue stores and Saks Off 5th stores.
      Saks’ reportable segments are SDSG and SFAE as defined above. Saks performs allocations of certain corporate revenues and expenses to these segments consistent with management’s view of the business in order to comply with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Within SDSG, certain revenues and expenses have been further allocated among its operating company components using criteria similar to that used in the initial allocations to Saks’ reportable segments. All of these allocations are based on estimates made by management and consist of several factors including: percentage of sales, full-time employees, square footage, store count, payroll, and other similar items.
      For purposes of the income statements herein, certain net expenses not allocated to Saks’ reportable segments were readdressed and additionally allocated to the Company based on the determination of whether (i) the Company derived any benefit from the cost incurred and (ii) whether the Company would need to replace the cost if acting as a stand-alone entity. Such items included certain management, legal, finance, investor relations and internal audit costs, among others. These allocations were based on management estimates after addressing the individual nature of each expense grouping. Thus, only a small portion of these costs was not allocated to the Company and such costs consist primarily of those related to general management and corporate matters.
      For the years ended January 29, 2005, January 31, 2004 and February 1, 2003 the consolidated financial statements of NDSG have been carved out of the consolidated financial statements of Saks. These financial statements assume the business was operated as a separate legal corporate entity during these fiscal years. As indicated in the accompanying consolidated balance sheets, current liabilities of the Company are specified as due to Saks, considering that Saks acts as the principal obligor for such liabilities. The Company’s consolidated financial statements include the direct store operations of the stores being sold, in addition to the operations of the previously mentioned administrative and distribution facilities. Additionally, certain other net expenses have been allocated to the Company consistent with management’s view of the business operating structure as described above. These allocations primarily consist of the net expenses associated with certain back office operations such as information technology, telecommunications, credit, distribution, store planning and human resource expenses. These expense allocations to the Company amounted to $125,882, $115,747

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
and $95,636 for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively, as included in the accompanying consolidated income statements.
      The preparation of these carve-out financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
      Management believes that the Company’s financial statements presented herein have been carved out using appropriate methods that are indicative of their representative portion consistent with the description above, and management believes these allocations are reasonable.
      NDSG’s fiscal year ends on the Saturday closest to January 31. Fiscal year 2004 (“2004”), 2003 (“2003”) and 2002 (“2002”) each contained 52 weeks and ended on January 29, 2005, January 31, 2004, and February 1, 2003, respectively.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Net Sales
      Net sales include sales of merchandise (net of returns and exclusive of sales taxes) and commissions from leased departments. Net sales are recognized at the time customers provide a satisfactory form of payment and take ownership of the merchandise or direct its shipment. Revenue associated with gift certificates is recognized upon redemption of the certificate.
      Commissions from leased departments were $11,337, $11,608 and $12,020 in 2004, 2003 and 2002, respectively. Leased department sales were $71,095, $72,196 and $75,184 in 2004, 2003 and 2002, respectively, and were excluded from net sales.
      The Company estimates the amount of goods that will be returned for a refund and reduces sales and gross margin by that amount. However, given that approximately 15% of merchandise sold is later returned and that the vast majority of merchandise returns are affected within a matter of days of the selling transaction, the risk of the Company realizing a materially different amount for sales and gross margin than reported in the consolidated financial statements is minimal.
Cash and Cash Equivalents
      The Company considers cash and cash equivalents to be short-term, highly liquid investments with original maturities at the purchase date of 90 days or less. At January 29, 2005 and January 31, 2004, cash consisted only of cash on hand in the Company’s stores.
Proprietary and Third Party Credit Cards
      In an effort to establish customer loyalty, create effective marketing channels, and facilitate customer credit needs, the Company provides proprietary credit cards to its customers. Prior to the April 15, 2003 sale of the Company’s proprietary credit card business, receivables were generated from the sale of merchandise using proprietary credit cards issued by National Bank of the Great Lakes (“NBGL”), a wholly owned subsidiary of Saks, and were securitized through the sale of undivided interests to third-party investors for a portion of the receivables portfolio. On April 15, 2003, the proprietary credit card accounts and balances of the Company were sold to Household Bank (SB), N.A. (now HSBC Bank Nevada, N.A., “HSBC”), a third party financial institution. Accordingly, the Company had no customer accounts receivable included on the Company’s consolidated balance sheet at January 29, 2005 or January 31, 2004, and amounts due to the

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
Company from HSBC at those dates were $6,874 and $2,510, respectively representing a settlement on balances collected.
      The Company also accepts most third-party credit cards from its customers as a form of tender. When a customer provides a third-party credit card as a form of payment, the Company records an amount due from the third-party credit institution. At January 29, 2005 and January 31, 2004, the Company had $7,703 and $9,415, respectively, due from these third-party credit institutions included within Other Current Assets in the accompanying consolidated balance sheets.
Merchandise Inventories and Cost of Sales (excluding Depreciation and Amortization)
      Merchandise inventories are valued by the retail method and are stated at the lower of cost (last-in, first-out “LIFO”) or market and include freight, buying and distribution costs. The Company takes markdowns related to slow moving inventory, ensuring the appropriate inventory valuation. At January 29, 2005 the LIFO value of inventories exceeded market value and, as a result, inventory was stated at the lower market amount.
      The Company receives vendor provided support in different forms. When the vendor provides support for inventory markdowns, the Company records the support as a reduction to cost of sales. Such support is recorded in the period that the corresponding markdowns are taken. When the Company receives inventory-related support that is not designated for markdowns, the Company includes this support as a reduction in cost purchases.
Selling, General and Administrative Expenses
      Selling, general and administrative expenses (“SG&A”) are comprised principally of the costs related to employee compensation and benefits in the selling, administrative and distribution support areas; advertising; store, administrative and distribution occupancy, operating and maintenance costs (exclusive of rent, depreciation, and property taxes); proprietary credit card promotion, issuance and servicing costs; insurance programs; telecommunications; and other operating expenses not specifically categorized elsewhere in the statement of income. The Company receives allowances and expense reimbursements from merchandise vendors and from the owner of the proprietary credit card portfolio which are netted against the related expense:

•	Allowances received from merchandise vendors in conjunction with incentive compensation programs for employees who sell the vendors’ merchandise and netted against the related compensation expense were $20,056, $18,454 and $16,687 in 2004, 2003 and 2002, respectively.

•	Allowances received from merchandise vendors in conjunction with jointly produced and distributed print and television media and netted against the gross expenditures for such advertising were $30,546, $28,627 and $27,788 in 2004, 2003 and 2002, respectively. Net advertising expenses were $74,253, $74,139 and $75,437 in 2004, 2003 and 2002, respectively.

•	Expense reimbursements received from the owner of the Company’s proprietary credit card portfolio are discussed at Note 3 to these financial statements.
Store Pre-Opening Costs
      Store pre-opening costs primarily consist of payroll and related media costs incurred in connection with new store openings and are expensed when incurred. Store pre-opening costs also include rent expense incurred during the construction of new stores, which is generally incurred for six months prior to a store’s opening date. Store pre-opening costs were $1,090, $2,060 and $1,282 in 2004, 2003 and 2002, respectively.

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
Property and Equipment
      Property and equipment are stated at historical cost less accumulated depreciation. For financial reporting purposes, depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over 20 to 40 years while fixtures and equipment are primarily depreciated over 3 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or their related lease terms, generally ranging from 10 to 20 years. Terms of leases used in the determination of estimated useful lives may include renewal periods at the Company’s option if exercise of the option is determined to be reasonably assured at the inception of the lease.
      When constructing stores, the Company receives allowances from landlords. If the landlord is determined to be the primary beneficiary of the property, then the portion of those allowances attributable to the property owned by the landlord is considered to be a deferred rent liability, whereas the corresponding capital expenditures related to that store are considered to be prepaid rent. Allowances in excess of the amounts attributable to the property owned by the landlord are considered leasehold improvement allowances and are recorded as deferred rent liabilities that are amortized over the life of the lease. Capital expenditures are reduced when the Company receives cash and allowances from merchandise vendors to fund the construction of vendor shops. Deferred rent liabilities are included in Other Long-Term Liabilities in the accompanying consolidated balance sheets.
      At each balance sheet date, and as changes in circumstances arise, the Company evaluates the recoverability of its property and equipment based upon the utilization of the assets and expected future cash flows, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Write-downs associated with the evaluation and any gains or losses on the sale of assets recorded at the time of disposition are properly reflected as impairments in the income statement.
Operating Leases
      The Company leases stores, distribution centers, and administrative facilities under various operating leases. Store lease agreements generally include rent holidays, rent escalation clauses and contingent rent provisions for percentage of sales in excess of specified levels. Most of the Company’s lease agreements include renewal periods at the Company’s option. The Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased space. The Company records tenant improvement allowances and rent holidays as deferred rent liabilities on the balance sheet and amortizes the deferred rent over the terms of the lease to rent expense in the accompanying consolidated statements of income. The Company records rent liabilities on the balance sheet for contingent percentage of sales lease provisions when the Company determines that it is probable that the specified levels will be reached during the fiscal year. Deferred rent liabilities are included in Other Long-Term Liabilities in the accompanying consolidated balance sheets.
Goodwill
      Saks has allocated the purchase price of previous purchase transactions to identifiable tangible assets and liabilities based on estimates of their fair values on the date of acquisition, with the remainder allocated to goodwill and intangible assets. During 2002, Saks adopted SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS No. 142”) which required the discontinuation of goodwill amortization and the periodic testing (at least annually) for the impairment of goodwill. SFAS No. 142 also required the assignment of goodwill to reporting units based on criteria outlined in the standard. Upon adoption of the standard, Saks defined SDSG as a reporting unit and accordingly assigned goodwill to that level.

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
      At each year-end balance sheet date and as changes in circumstances arise, Saks performs an evaluation of the recoverability of its SDSG goodwill by comparing the estimated fair value to the carrying amount of its assets and goodwill. There were no goodwill impairment charges recorded by Saks during 2004, 2003 and 2002 as the fair value of the SDSG reporting unit exceeded the book value of assets and goodwill.
Pension Plans
      Pension expense is based on information provided by outside actuarial firms that use assumptions provided by the Company to estimate the total benefits ultimately payable to associates and allocates this cost to service periods. The actuarial assumptions used to calculate pension costs are reviewed annually. The Company’s funding policy provides that contributions to the pension trusts shall be at least equal to the minimum funding requirement of the Employee Retirement Income Security Act of 1974. The Company may also provide additional contributions from time to time, generally not to exceed the maximum tax-deductible limitation.
      The pension plans are valued annually on November 1st. The projected unit credit method is utilized in recognizing the pension liabilities.
Income Taxes
      Historically, the Company’s operations have been included in the consolidated federal income tax returns filed by Saks. The provision for income taxes in the statement of income is calculated on a separate tax return basis as if the Company had operated as a stand-alone entity in 2004, 2003 and 2002. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Stock-Based Compensation Plans
      Employees of the Company are eligible to participate in the employee stock plans of Saks, which provide for the granting of stock options. Options granted under these plans generally vest over a four-year period after issue and have an exercise term of seven to ten years from the grant date.
      Saks recorded compensation expense for all stock-based compensation plan issuances prior to 2003 using the intrinsic value method, consistent with Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees. Compensation expense, if any, was measured as the excess of the market price of the stock over the exercise price of the award on the measurement date. In 2003, Saks adopted SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, and began expensing the fair value of all stock-based grants over the vesting period on a prospective basis utilizing the Black-Scholes model. Accordingly, the accompanying consolidated income statement includes compensation expense for employees of the Company, in addition to an allocation for other corporate-level employees.

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
      Had compensation cost for Saks’ stock-based compensation plan issuances prior to 2003 been determined under the fair value method, and had such costs been similarly allocated to the Company, net income in 2004, 2003 and 2002 would have been reduced to the pro forma amounts indicated below.

	2004	2003	2002

Net income as reported	$55,202	$65,918	$62,984
Add: Stock-based employee compensation expense included in net income, net of related tax effects	3,142	1,278	1,615
Deduct: Total stock-based employee compensation expense determined under the fair value method	(7,518)	(10,615)	(12,558)

Pro forma net income	$50,826	$56,581	$52,041

Transition Services Agreement
      The Company anticipates that it will enter into a Transition Services Agreement (“TSA”) whereby Saks will continue to provide, for varying transition periods, certain back office services related to the Company’s operations. Such operations include certain information technology, telecommunications, credit and store planning services, among others. The services provided in accordance with the TSA will cease as the acquiring entity becomes able to absorb the operations within its back-office infrastructure.
NOTE 3 — PROPRIETARY CREDIT CARD RECEIVABLES
      Prior to April 15, 2003, the Company owned its proprietary credit card portfolio and Saks utilized asset securitizations to finance the credit card account balances. The Company’s proprietary credit cards were issued by NBGL. Receivables generated from the sale of merchandise on these credit cards were sold by NBGL to another wholly owned subsidiary, which in turn, transferred, conveyed and assigned all its rights and interests in the receivables to a trust. Saks was responsible for administering the credit card program, including the collection and application of funds. Certificates representing undivided beneficial interests in the pool of receivables held in the trust were issued to third-party investors. Proceeds were remitted by the trust to the Company as consideration for its conveyance of receivables to the trust. The Company retained an interest in the trust that was subordinate to the rights of third-party investors to cash flows from receivables and repayment.
      Third-party investors were paid a coupon rate of interest on the balance of certificates issued from cash held in the trust representing collections of principal and finance charge income payments on accounts by customers. On a monthly basis, after all such interest was paid to the third-party investors, the Company was entitled to any residual cash collected for such month. Upon maturity, the certificate owners would be repaid in full with cash collections of payments made by customers, after which the Company would receive all remaining cash to recover its residual ownership interest in the pool of receivables.
      On April 15, 2003, substantially all of the Company’s proprietary credit card portfolio, consisting of the proprietary credit card accounts and the Company’s ownership interest in the account balances were sold to HSBC. As part of the transaction, for a term of ten years and pursuant to a program agreement, HSBC will establish and own proprietary credit card accounts for customers of the Company, retain the benefits and risks associated with the ownership of the accounts, receive the finance charge income and incur the bad debts associated with those accounts. During the ten-year term, pursuant to a servicing agreement, Saks will continue to provide key customer service functions, including new account opening, transaction authorization, billing adjustments and customer inquiries, and will receive compensation from HSBC for the provision of these services.

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
      The Company anticipates that the credit operations associated with its proprietary credit card portfolio will be included within the services provided to an acquiring entity in accordance with the TSA. Accordingly, the proprietary credit card accounts and balances will remain subject to the program agreement with HSBC until the acquiring entity assumes the operational responsibility of those accounts and related balances.
      With the exception of depreciation expense, all components of the credit card operations are included in SG&A. Until the April 15, 2003 sale of the accounts, finance charge income, securitization gains, less interest costs on the sold receivables, and less bad debt expense, representing the credit contribution of the receivables portfolio served to offset the cost of administering, promoting and marketing the receivables portfolio. Following the April 15, 2003 transaction, the credit contribution was represented by program compensation and servicing compensation in accordance with the program agreement with HSBC.
      For 2004, 2003 and 2002, the components of the credit contribution included in SG&A were as follows:

	2004	2003	2002

Finance charge income, securitization gains and compensation under the program and service agreements	$29,137	$35,880	$86,433
Finance charge income retained by certificate holders	—	(1,419)	(10,077)
Bad debt expense	—	(4,965)	(27,385)

Credit contribution before administration, promotion and marketing expenses	$29,137	$29,496	$48,971

NOTE 4 — PROPERTY AND EQUIPMENT
      A summary of the Company’s property and equipment is as follows:

	January 29,	January 31,
	2005	2004

Land and land improvements	$22,443	$19,154
Buildings	181,828	169,763
Leasehold improvements	188,284	191,680
Fixtures and equipment	469,531	448,785
Construction in progress	12,079	14,597

	874,165	843,979
Accumulated depreciation	(430,414)	(400,275)

	$443,751	$443,704

      Depreciation expense was $61,910, $58,566 and $55,030 during 2004, 2003 and 2002, respectively. The Company realized net charges (gains) of $2,338, ($2,792) and $7,325 in 2004, 2003 and 2002, respectively, in the accompanying consolidated statements of income related to property and equipment that are included in impairment and disposition charges. The 2004 net charges primarily related to asset impairments associated with store closings or impairments in the normal course of business. The 2003 net gains largely related to gains realized on the sale of a store, partially offset by the impairment or closure of underperforming stores. The 2002 charges related to the impairment of underproductive or closed store locations, as well as to the write-down of fixed assets associated with the Younkers consolidation into Carson’s administrative facilities. Based upon its most recent analysis at January 29, 2005, the Company believes that no additional impairment of property and equipment exists.

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
NOTE 5 — GOODWILL
      At both January 29, 2005 and January 31, 2004, NDSG had $172,000 of goodwill representing its allocated portion of SDSG goodwill. In accordance with SFAS No. 142, the Company’s portion of SDSG goodwill represents the fair value of the Company relative to the combined fair value of the operating companies within SDSG. Substituting the Company as the reporting unit, goodwill was tested for impairment at the balance sheet date, and at January 29, 2005, there was no impairment of the Company’s goodwill as the fair value of the Company exceeded its book value and goodwill.
NOTE 6 — INCOME TAXES
      The components of the provision for income taxes were as follows:

	2004	2003	2002

Current:
Federal	$34,418	$21,585	$42,345
State	8,551	5,363	10,521

	42,969	26,948	52,866
Deferred:
Federal	(4,514)	15,373	(7,902)
State	(1,121)	3,819	(1,963)

	(5,635)	19,192	(9,865)

Total provision for income taxes	$37,334	$46,140	$43,001

      Components of the net deferred tax asset or liability recognized in the balance sheets were as follows:

	January 29,	January 31,
	2005	2004

Current:
Deferred tax assets:
Accrued expenses	$14,260	$13,947
Deferred tax liabilities:
Inventory	(14,527)	(11,654)

Net current deferred tax asset (liability)	$(267)	$2,293

Non-current:
Deferred tax assets:
Capital leases	$13,589	$13,586
Other long-term liabilities	24,026	19,466
Deferred tax liabilities:
Property and equipment	(4,168)	(8,378)
Other assets	(7,580)	(7,003)

Net non-current deferred tax asset	$25,867	$17,671

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
      Income tax expense varies from the amount computed by applying the statutory federal income tax rate to income before taxes as follows:

	2004	2003	2002

Expected federal income taxes at 35%	$32,388	$39,221	$37,095
State income taxes, net of federal benefit	4,829	5,968	5,562
Other items, net	117	951	344

Provision for income taxes	$37,334	$46,140	$43,001

      The income tax receivable from Saks relates to net operating loss carryforwards and alternative minimum tax credit carryforwards. These carryforward amounts were generated by NDSG but are useable by Saks. The receivable balances are based on the Company’s analysis of the net realizable value of these carryforwards. The receivable balance will be settled in the future as Saks utilizes these carryforwards.
NOTE 7 — INTERCOMPANY INVESTMENT
      The Company’s intercompany investment of $868,375 and $896,929 at January 29, 2005 and January 31, 2004, respectively, is intended to represent the capitalization contributed from Saks, including its equity investment and the balance of any intercompany advances. These advances are used by the Company, along with proceeds from its operating cash flows, for the construction of new, remodeled or expanded stores, in addition to working capital needs and general corporate purposes.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Leases and Other Purchase Commitments
      As of January 29, 2005 and January 31, 2004, the Company had capital lease obligations of $33,803 and $33,795, respectively, associated with store leases. The capital lease obligations were associated with store leases.
      The Company leases certain property and equipment under various non-cancelable capital and operating leases. The leases provide for monthly fixed amount rentals or contingent rentals based upon sales in excess of stated amounts and normally require the Company to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. Generally, the leases have primary terms ranging from 20 to 30 years and include renewal options ranging from 5 to 20 years.
      At January 29, 2005, future minimum rental commitments under capital leases and non-cancelable operating leases consisted of the following:

	Operating	Capital
	Leases	Leases

2005	$35,163	$7,200
2006	31,729	7,200
2007	27,002	7,196
2008	24,656	7,350
2009	22,020	7,500
Thereafter	103,032	104,405

	$243,602	140,851

Amounts representing interest		(107,048)

Capital lease obligations		$33,803

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
      Total rental expense for operating leases was $59,565, $62,037 and $62,852 during 2004, 2003 and 2002, respectively, including allocated corporate rent expense of $9,337, 10,687, and 11,100, respectively, contingent rent of $5,022, $4,811 and $5,631, respectively, and common area maintenance costs of $11,020, $11,388 and $11,482, respectively.
      In the normal course of business, the Company purchases merchandise under purchase commitments; enters contractual commitments with real estate developers and construction companies for new store construction and store remodeling; and maintains contracts for various services. Commitments for purchasing merchandise generally do not extend beyond six months and may be cancelable several weeks prior to the vendor shipping the merchandise. Contractual commitments for the construction and remodeling of stores are typically lump sum or cost plus construction contracts. Contracts to purchase various services are generally less than one to two years and are cancelable within several weeks notice.
Legal Contingencies
      The Company is involved in ordinary legal proceedings arising from its normal business activities. Management believes that none of these legal proceedings will have a material adverse effect on the Company’s financial position, results of operations, or liquidity.
Income Taxes
      Saks is routinely under audit by federal, state or local authorities in the areas of income taxes and the remittance of sales and use taxes. These audits include questioning the timing and amount of deductions and the allocation of income among various tax jurisdictions. Management believes that none of these audits will have a material adverse effect on the Company’s financial position, results of operations, or liquidity.
NOTE 9 — EMPLOYEE BENEFIT PLANS
Defined Benefit Plans
      NDSG sponsors defined benefit pension plans for many employees of Carson’s. The Company generally funds pension costs currently, subject to regulatory funding limitations.
      The components of net periodic pension expense are as follows:

	2004	2003	2002

Net periodic pension expense:
Service cost	$2,524	$3,131	$3,493
Interest cost	12,633	12,476	13,144
Expected return on plan assets	(14,286)	(12,969)	(13,729)
Net amortization of losses and prior service costs	3,687	1,230	684

Net pension expense	$4,558	$3,868	$3,592

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)

	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of period (November 1)	$214,341	$202,289
Service cost	2,524	3,131
Interest cost	12,633	12,929
Plan amendment	—	—
Actuarial loss	20,372	14,549
Benefits paid	(17,609)	(18,557)

Benefit obligation at end of period (November 1)	$232,261	$214,341

Change in plan assets:
Fair value of plan assets at beginning of period (November 1)	$138,736	$113,166
Actual return on plan assets	12,675	23,218
Employer contributions	49,280	20,909
Benefits paid	(17,609)	(18,557)

Fair value of plan assets at end of period (November 1)	$183,082	$138,736

Pension plans’ funding status:
Accumulated benefit obligation at November 1	$(226,824)	$(209,318)
Effect of projected salary increases	(5,437)	(5,023)

Projected benefit obligation at November 1	(232,261)	(214,341)
Fair value of plan assets at November 1	183,082	138,736

Funded status at November 1	(49,179)	(75,605)
Unrecognized actuarial loss	80,247	61,150
Unrecognized prior service cost	6,428	7,191
Contributions subsequent to November 1	164	48,785

Prepaid pension cost classified in other liabilities at balance sheet date	$37,660	$41,521

Amounts recognized in the consolidated balance sheet:
Accrued benefit liability (reflected in Other Long-Term Liabilities)	$(44,138)	$(23,183)
Intangible asset	5,778	6,453
Additional minimum pension liability (reflected in Intercompany Investment, net of tax)	76,020	58,251

Net amount recognized at balance sheet date	$37,660	$41,521

Assumptions:
Discount rate, at end of period	5.75%	6.25%
Expected long-term rate of return on assets, for periods ended January 29, 2005 and January 31, 2004	8.00%	8.50%
Average assumed rate of compensation increase	4.00%	4.00%
Measurement date	11/1/04	11/1/03

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)
      At November 1, 2004, the plans’ projected benefit obligation exceeded the fair value of the plans’ assets by $49,179. The underfunded status is reflected in the accompanying balance sheet as follows:

Amount previously recognized through expense and reflected in Other Long-Term Liabilities at January 29, 2005	$(37,497)
Amount not recognized in expense, yet recognized in Other Comprehensive Income, in Other Long-Term Liabilities and in Intercompany Investment	76,020
Amount not recognized in expense, yet reflected in Other Assets and Other Long-Term Liabilities	5,778
Amount not recognized in expense and not reflected in Other Long-Term Liabilities	4,878

Total underfunded status at November 1, 2004	$49,179

      The Company contributed $164 to the plans in January 2005. This contribution served to reduce the underfunded status of the plan and the liability reflected in Other Long-Term Liabilities.
      Plan weighted-average asset allocations at November 1, 2004 by asset category were as follows:

	November 1,	November 1,
	2004	2003

Equity	64.4%	64.7%
Debt	29.5%	29.7%
Real estate	5.7%	5.1%
Other	0.4%	0.5%

Total	100.0%	100.0%

      The plan’s target allocation is determined taking into consideration the amounts and timing of projected liabilities, the Company’s funding policies and expected returns on various asset categories. At November 1, 2004, 2003 and 2002, the plan’s target asset allocation was approximately 65% equity, 30% fixed income and 5% real estate. At November 1, 2004 and 2003, equity securities include Saks stock in the amounts of approximately $2,000 and $3,000, respectively (less than 2% of total plan assets).
      At January 29, 2005, the following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Benefit
Year	Payments

2005	$21,022
2006	20,307
2007	19,762
2008	19,357
2009	18,870
Thereafter	88,419

$187,737

      Pension assumptions are based upon management’s best estimates, after consulting with outside investment advisors and actuaries, as of the annual measurement date.

•	To the extent the discount rate increases or decreases, the Company’s Accumulated Benefit Obligation (ABO) is decreased or increased, respectively. The estimated effect of a 0.25% change in the discount rate is $5,010 on the ABO and $420 on annual pension expense. To the extent the ABO increases, the

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)

after-tax effect of such serves to reduce Other Comprehensive Income and reduce Intercompany Investment.

•	The Company’s estimate of the expected long-term rate of return considers the historical returns on plan assets, as well as the future expectations of returns on classes of assets within the target asset allocation of the plan asset portfolio. To the extent the actual rate of return on assets realized is greater than the assumed rate, that year’s annual pension expense is not affected. Rather, this gain reduces future pension expense over a period of approximately 15 to 20 years. To the extent the actual rate of return on assets is less than the assumed rate, that year’s annual pension expense is likewise not affected. Rather, this loss increases pension expense over approximately 15 to 20 years. The Company’s expected long-term rate of return on assets was 8.00% in 2004.

•	The average rate of compensation increases is utilized principally in calculating the Projected Benefit Obligation and annual pension expense. The estimated effect of a 0.25% change in the expected compensation increase would not be material to the Projected Benefit Obligation or to annual pension expense.

•	At November 1, 2004, the Company had unrecognized pension expense of $86,676 related to the delayed recognition of differences between underlying actuarial assumptions and actual results, as well as plan amendments. This delayed recognition of expense is incorporated into the $49,179 underfunded status of the plans as presented in the table above, before the effect of the $164 contribution in January 2005.
Retiree Health Care Plans
      The Company provides health care benefits for certain groups of employees who retired before 1997. The plans were contributory with the Company providing a frozen annual credit of varying amounts per year of service. The net annual expense and liabilities for the unfunded plans reflected in the Company’s consolidated balance sheets are as follows:

	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of period (November 1)	$7,908	$8,019
Interest cost	467	512
Actuarial (gains) loss	(130)	71
Benefits paid	(1,003)	(695)

Benefit obligation at end of period (November 1)	$7,242	$7,907

Plan funding status:
Accumulated post-retirement benefit obligation at November 1	$(7,242)	$(7,907)
Fair value of plan assets at November 1	—	—

Funded status at November 1	(7,242)	(7,907)
Unrecognized actuarial gain	(3,954)	(4,176)
Contributions subsequent to measurement date	189	97

Accrued pension cost classified in other liabilities at balance sheet date	$(11,007)	$(11,986)

NORTHERN DEPARTMENT STORE GROUP
Notes to Financial Statements — (Continued)
(in thousands)

	2004	2003

Sensitivity analysis:
Effect of a 1.0% increase in health care cost trend assumption on total service cost and interest cost components	$29	$28
Effect on benefit obligations	$373	$465
Effect of a 1.0% decrease in health care cost trend assumption on total service cost and interest cost components	$(26)	$(26)
Effect on benefit obligation	$(337)	$(420)
Assumptions:
Discount rate, at end of period	5.75%	6.25%
Pre-Medicare medical inflation	10.00%	9.00%
Post-Medicare medical inflation	10.00%	9.00%
Ultimate medical inflation	5.50%	5.50%
Measurement date	11/1/04	11/1/03

NOTE 10 — Store Dispositions, Integration and Other Charges
      The Company continuously evaluates its real estate portfolio and closes individual underproductive stores in the normal course of business as leases expire or as other circumstances indicate, as well as performs an asset impairment analysis at each fiscal year end. During 2004, 2003 and 2002 the Company incurred $6,346, (2,792) and 3,366, respectively, of charges (gains) associated with these dispositions. The components of the 2004 charges and the status of the related liability are as follows:

		Cash
		(Proceeds)/		Payable at
	2004 Charges	Payments	Non-Cash Uses	January 29, 2005

Asset impairments	$4,967	$—	$4,967	$—
Lease termination costs	1,379	1,379	—	—

	$6,346	$1,379	$4,967	$—

      In 2003, Saks completed the consolidation of its Younkers home office operations into its Carson’s headquarters in an effort to further integrate NDSG’s operations. The Company incurred charges (revisions) of ($46) and $13,942 in 2003 and 2002, respectively, related to the Younkers consolidation efforts, which primarily included severance and retention costs and property write-offs. Consistent with the adoption of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company applied the provisions of this standard such that Younkers consolidation costs were recognized when the expenses were incurred. All Younkers consolidation charges in 2003 and 2002 are reflected in either the integration charges or the impairments and dispositions line items. There were no charges that remained unpaid at January 29, 2005.

NORTHERN DEPARTMENT STORE GROUP
Unaudited Financial Statements and Footnotes
NOTE: In the following Unaudited Financial Statements and Footnotes for Northern Department Store Group, the terms “NDSG,” “Company,” “we,” “us,” and “our” refer to the Northern Department Store Group of Saks Incorporated and the term “Saks” refers to Saks Incorporated.

NORTHERN DEPARTMENT STORE GROUP
Consolidated Statements of Income

	13 Weeks		39 Weeks
	Ended		Ended

	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004

	(in thousands)
	(unaudited)
Net sales	$504,062	$505,344	$1,453,020	$1,459,787
Cost of sales (excluding depreciation and amortization)	317,091	319,724	904,261	911,480

Gross margin	186,971	185,620	548,759	548,307
Selling, general and administrative expenses	134,233	133,044	384,153	378,368
Other operating expenses:
Property and equipment rentals	15,400	15,831	43,791	44,962
Depreciation and other amortization	15,892	16,659	48,146	45,884
Taxes other than income taxes	13,308	13,266	42,141	41,375
Store pre-opening costs	810	485	1,295	1,031
Impairments and dispositions	—	(32)	—	5,575

Operating income	7,328	6,367	29,233	31,112
Other income (expense):
Interest expense	(2,082)	(2,092)	(6,249)	(6,276)

Income before provision for income taxes	5,246	4,275	22,984	24,836
Provision for income taxes	2,109	1,717	9,239	10,005

Net income	$3,137	$2,558	$13,745	$14,831

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Consolidated Balance Sheets

	October 29,	January 29,
	2005	2005

	(in thousands)
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,083	$3,327
Merchandise inventories	590,769	481,061
Other current assets	64,450	104,056
Deferred income taxes, net	—	—

Total current assets	658,302	588,444
Property and equipment, net of depreciation	436,163	443,751
Goodwill and intangibles	172,000	172,000
Deferred income taxes, net	23,987	25,867
Other assets	12,072	12,539

Total Assets	$1,302,524	$1,242,601

LIABILITIES AND INTERCOMPANY INVESTMENT
Current liabilities (Due to Saks Incorporated)
Accounts payable	$182,349	$95,944
Accrued expenses	90,923	90,198
Accrued compensation and related items	13,473	17,385
Income taxes payable	—	42,970
Sales taxes payable	4,832	3,363
Deferred income taxes, net	2,558	267

Total current liabilities	294,135	250,127
Capital lease obligations	33,809	33,803
Other long-term liabilities	90,833	90,296

COMMITMENTS AND CONTINGENCIES (Note 5)
Total Intercompany Investment	883,747	868,375

Total Liabilities and Intercompany Investment	$1,302,524	$1,242,601

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Condensed Consolidated Statements of Cash Flows

	39 Weeks Ended

	October 29,	October 30,
	2005	2004

	(in thousands)
	(unaudited)
Operating activities
Net income	$13,745	$14,831
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	48,146	45,884
Deferred income taxes	4,171	(1,510)
Impairments and dispositions	—	5,575
Changes in operating assets and liabilities:
Retained interest in accounts receivable	—	—
Merchandise inventories	(109,708)	(141,299)
Other current assets	39,606	2,537
Accounts payable and accrued liabilities	41,717	58,931
Other operating assets and liabilities	1,004	(3,971)

Net cash provided by (used in) operating activities	38,681	(19,022)

Investing activities
Expenditures for property and equipment	(40,558)	(56,378)
Proceeds from sale of stores and property and equipment	—	5,380

Net cash used in investing activities	(40,558)	(50,998)

Financing activities
Changes in capital lease obligations	6	6
Net change in intercompany investment	1,627	70,103

Net cash (used in) provided by financing activities	1,633	70,109

Net increase (decrease) in cash and cash equivalents	(244)	89
Cash and cash equivalents at beginning of year	3,327	3,029

Cash and cash equivalents at end of period	$3,083	$3,118

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN DEPARTMENT STORE GROUP
Notes to Unaudited Consolidated Financial Statements
(in thousands, unless otherwise indicated)
NOTE 1 — OVERVIEW
Background
      On October 31, 2005, Saks Incorporated (“Saks”) announced that it had reached an agreement to sell its Northern Department Store Group (an operating company of Saks) to The Bon-Ton Stores, Inc. (“Bon-Ton”) for cash consideration of $1.1 billion, subject to adjustment based on the final working capital of the business disposed, plus the assumption of approximately $85 million of liabilities associated with the acquired assets, including approximately $35 million in capital lease obligations. Bon-Ton will also assume operating leases on leased store locations.
      The Northern Department Store Group (hereinafter “NDSG” or the “Company”) currently operates as a traditional department store retailer under the following nameplates: Younkers, Herberger’s, Carson Pirie Scott, Bergner’s and Boston Store, and its stores are principally anchor stores in leading regional or community malls. The stores typically offer a broad selection of upper-moderate to better fashion apparel, shoes, accessories, jewelry, cosmetics and decorative home furnishings. The Company currently has 142 stores that operate throughout 12 Northern states. The Company also has administrative facilities in Milwaukee, Wisconsin; Des Moines, Iowa and St. Cloud, Minnesota as well as distribution facilities in Rockford, Illinois; Naperville, Illinois; Ankeny, Iowa and Greenbay, Wisconsin
Basis of Presentation
      Saks is a retailer currently operating, through subsidiaries, traditional and luxury department stores. Saks operates its traditional department stores as the Saks Department Store Group (“SDSG”), which consists of stores operated under the following operating companies: Northern Department Store Group, Parisian and Club Libby Lu specialty stores. Saks also operates Saks Fifth Avenue Enterprises (“SFAE”), which consists of Saks Fifth Avenue stores and Saks Off 5th stores.
      Saks’ reportable segments are SDSG and SFAE as defined above. Saks performs allocations of certain corporate revenues and expenses to these segments consistent with management’s view of the business in order to comply with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Within SDSG, certain revenues and expenses have been further allocated among its operating company components using criteria similar to that used in the initial allocations to Saks’ reportable segments. All of these allocations are based on estimates made by management and consist of several factors including: percentage of sales, full-time employees, square footage, store count, payroll, and other similar items.
      For purposes of the income statements herein, certain net expenses not allocated to Saks’ reportable segments were readdressed and additionally allocated to the Company based on the determination of whether (i) the Company derived any benefit from the cost incurred and (ii) whether the Company would need to replace the cost if acting as a stand-alone entity. Such items included certain management, legal, finance, investor relations and internal audit costs, among others. These allocations were based on management estimates after addressing the individual nature of each expense grouping. Thus, only a small portion of these costs was not allocated to the Company and such costs consist primarily of those related to general management and corporate matters.
      The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. Operating results for the three and nine months ended October 29, 2005 are not necessarily indicative of the results that may be expected for the year ended January 28, 2006.

NORTHERN DEPARTMENT STORE GROUP
Notes to Unaudited Consolidated Financial Statements — (Continued)
(in thousands, unless otherwise indicated)
      For the three and nine-month periods ended October 29, 2005 and October 30, 2004 the consolidated financial statements of NDSG have been carved out of the consolidated financial statements of Saks. These financial statements assume the business was operated as a separate legal corporate entity during these periods. As indicated in the accompanying consolidated balance sheets, current liabilities of the Company are specified as due to Saks, considering that Saks acts as the principal obligor for such liabilities. The Company’s consolidated financial statements include the direct store operations of the stores being sold, in addition to the operations of the previously mentioned administrative and distribution facilities. Additionally, certain other net expenses have been allocated to the Company consistent with management’s view of the business operating structure as described above. These allocations primarily consist of the net expenses associated with certain back office operations such as information technology, telecommunications, credit, distribution, store planning and human resource expenses. These expense allocations to the Company amounted to $35,814 and $33,196 for the three months ended October 29, 2005 and October 30, 2004, respectively, as included in the accompanying consolidated income statements. For the nine months ended October 29, 2005 and October 30, 2004, these expense allocations to the Company amounted to $101,752 and $91,796, respectively, as included in the accompanying consolidated income statements.
      The preparation of these carve-out financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
      Management believes that the Company’s financial statements presented herein have been carved out using appropriate methods that are indicative of their representative portion consistent with the description above, and management believes these allocations are reasonable.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Net Sales
      Net sales include sales of merchandise (net of returns and exclusive of sales taxes) and commissions from leased departments. Net sales are recognized at the time customers provide a satisfactory form of payment and take ownership of the merchandise or direct its shipment. Revenue associated with gift certificates is recognized upon redemption of the certificate.
      Commissions from leased departments were $2,027 and $2,118 for the three months ended October 29, 2005 and October 30, 2004, respectively. Leased department sales were $13,157 and $13,871 for the three months ended October 29, 2005 and October 30, 2004, respectively, and were excluded from net sales. Commissions from leased departments were $6,782 and $7,063 for the nine months ended October 29, 2005 and October 30, 2004, respectively. Leased department sales were $42,946 and $44,536 for the nine months ended October 29, 2005 and October 30, 2004, respectively, and were excluded from net sales.
      The Company estimates the amount of goods that will be returned for a refund and reduces sales and gross margin by that amount. However, given that approximately 15% of merchandise sold is later returned and that the vast majority of merchandise returns are affected within a matter of days of the selling transaction, the risk of the Company realizing a materially different amount for sales and gross margin than reported in the consolidated financial statements is minimal.

NORTHERN DEPARTMENT STORE GROUP
Notes to Unaudited Consolidated Financial Statements — (Continued)
(in thousands, unless otherwise indicated)
Cash and Cash Equivalents
      The Company considers cash and cash equivalents to be short-term, highly liquid investments with original maturities at the purchase date of 90 days or less. At October 29, 2005 and October 30, 2004, cash consisted only of cash on hand in the Company’s stores.
Income Taxes
      Historically, the Company’s operations have been included in the consolidated federal income tax returns filed by Saks. The provision for income taxes in the statement of income is calculated on a separate tax return basis as if the Company had operated as a stand-alone entity in 2005 and 2004. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Stock-Based Compensation Plans
      Employees of the Company are eligible to participate in the employee stock plans of Saks, which provide for the granting of stock options. Options granted under these plans generally vest over a four-year period after issue and have an exercise term of seven to ten years from the grant date.
      Saks recorded compensation expense for all stock-based compensation plan issuances prior to 2003 using the intrinsic value method, consistent with Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees. Compensation expense, if any, was measured as the excess of the market price of the stock over the exercise price of the award on the measurement date. In 2003, Saks adopted SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, and began expensing the fair value of all stock-based grants over the vesting period on a prospective basis utilizing the Black-Scholes model. Accordingly, the accompanying consolidated income statement includes compensation expense for employees of the Company, in addition to an allocation for other corporate-level employees.
      Had compensation cost for Saks’ stock-based compensation plan issuances prior to 2003 been determined under the fair value method, and had such costs been similarly allocated to the Company, net income would have been reduced to the pro forma amounts indicated below.

	Three Months Ended		Nine Months Ended

	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004

Net income as reported	$3,137	$2,558	$13,745	$14,831
Add: Stock-based employee compensation expense included in net income, net of related tax effects	1,208	644	3,953	1,867
Deduct: Total stock-based employee compensation expense determined under the fair value method	(1,448)	(1,882)	(4,898)	(5,751)

Pro forma net income	$2,897	$1,320	$12,800	$10,947

NORTHERN DEPARTMENT STORE GROUP
Notes to Unaudited Consolidated Financial Statements — (Continued)
(in thousands, unless otherwise indicated)
Transition Services Agreement
      The Company anticipates that it will enter into a Transition Services Agreement (“TSA”) whereby Saks will continue to provide, for varying transition periods, certain back office services related to the Company’s operations. Such operations include certain information technology, telecommunications, credit and store planning services, among others. The services provided in accordance with the TSA will cease as Bon-Ton becomes able to absorb the operations within its back-office infrastructure.
NOTE 3 — INTERCOMPANY INVESTMENT
      The Company’s intercompany investment of $883,747 at October 29, 2005 is intended to represent the capitalization contributed from Saks, including its equity investment and the balance of any intercompany advances. These advances are used by the Company, along with proceeds from its operating cash flows, for the construction of new, remodeled or expanded stores, in addition to working capital needs and general corporate purposes.
NOTE 4 — EMPLOYEE BENEFIT PLANS
      NDSG sponsors defined benefit pension plans for many employees of Carson’s. The Company generally funds pension costs currently, subject to regulatory funding requirements.
      The components of net periodic pension expense for the three and nine months ended October 29, 2005 and October 30, 2004 were as follows:

	Three Months Ended		Nine Months Ended

	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004

Service cost	$722	$631	$2,165	$1,893
Interest cost	3,310	3,275	9,929	9,825
Expected return on plan assets	(3,436)	(3,572)	(10,307)	(10,715)
Net amortization of losses and prior service costs	1,676	834	5,027	2,502

Net pension expense	$2,272	$1,168	$6,814	$3,505

NOTE 5 — CONTINGENCIES
Legal Contingencies
      The Company is involved in ordinary legal proceedings arising from its normal business activities. Management believes that none of these legal proceedings will have a material adverse effect on the Company’s financial position, results of operations, or liquidity.
Income Taxes
      Saks is routinely under audit by federal, state or local authorities in the areas of income taxes and the remittance of sales and use taxes. These audits include questioning the timing and amount of deductions and the allocation of income among various tax jurisdictions. Management believes that none of these audits will have a material adverse effect on the Company’s financial position, results of operations, or liquidity.